Exhibit 2.5

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Offering Circular

GALLAHER GROUP Plc
(Incorporated in England and Wales under the Companies Act 1985 Registered number 3299793)

£250,000,000
5.75 per cent. Step Up/Step Down
Guaranteed Bonds due 2013
unconditionally and irrevocably guaranteed by

GALLAHER LIMITED
(Incorporated in England and Wales under the Companies Acts 1948 to 1976 Registered number 1501573)

Issue price: 99.121 per cent.

      The £250,000,000 5.75 per cent. Step Up/Step Down Guaranteed Bonds due 2013 (the “Bonds”) issued by Gallaher Group Plc (the “Issuer”) and irrevocably and unconditionally guaranteed by Gallaher Limited (the “Guarantor”) will mature on 6th February, 2013.

      The Bonds are issued in bearer form in the denominations of £1,000, £10,000 and £100,000 each.

      Interest on the Bonds will be payable annually in arrear on 6th February in each year. The rate of interest payable on the Bonds will be subject to adjustment from time to time in the event of a Step Up Rating Change or Step Down Rating Change, as the case may be, as more fully described under “Terms and Conditions of the Bonds – Interest”. Payments of principal and interest on the Bonds will be made without withholding or deduction of United Kingdom taxes to the extent described under “Terms and Conditions of the Bonds – Taxation”.

      The Bonds may not be redeemed prior to 6th February, 2013 except as mentioned below. The Issuer may, at its option, redeem all, but not some only, of the Bonds at any time at their principal amount if either the Issuer or the Guarantor becomes obliged to pay certain additional amounts in respect of taxes, in either case together with interest accrued to but excluding the date of redemption, as more fully described under “Terms and Conditions of the Bonds – Redemption and Purchase”.

      Application has been made to the Financial Services Authority in its capacity as competent authority under the Financial Services and Markets Act 2000 (the “UK Listing Authority” and the “FSMA”, respectively) for the Bonds to be admitted to the Official List of the UK Listing Authority and to the London Stock Exchange plc (the “London Stock Exchange”) for the Bonds to be admitted to trading on the London Stock Exchange’s market for listed securities. Admission to the Official List together with admission to trading on the London Stock Exchange’s market for listed securities constitute official listing on the London Stock Exchange.

      The Bonds will initially be represented by a temporary global bond (the “Temporary Global Bond”), without interest coupons, which will be deposited on or about 6th February, 2003 (the “Closing Date”) with HSBC Bank plc as common depositary for Euroclear Bank S.A./N.V. as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”). Interests in the Temporary Global Bond will be exchangeable for interests in a permanent global bond (the “Permanent Global Bond” and, together with the Temporary Global Bond, the “Global Bonds”), without interest coupons, on or after 18th March, 2003 (the “Exchange Date”), upon certification as to non-U.S. beneficial ownership. Interests in the Permanent Global Bond will be exchangeable for definitive Bonds only in certain limited circumstances – see “Summary of Provisions relating to the Bonds while represented by the Global Bonds”.

      The Bonds have been assigned a rating of BBB by Standard & Poor’s Ratings Services, a Division of The McGraw-Hill Companies, Inc. and Baa3 by Moody’s Investors Service Limited. A credit rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time by the assigning rating organisation.

Joint Lead Managers
JPMorgan	The Royal Bank of Scotland
Co-Lead Managers
Barclays Capital	Bayerische Landesbank
Dresdner Kleinwort Wasserstein	HSBC

The date of this Offering Circular is 4th February, 2003

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This document comprises listing particulars approved by the UK Listing Authority as required by the FSMA prepared for the purpose of giving information with regard to the Issuer, the Issuer and its subsidiaries (together the “Group” or “Gallaher”), Gallaher Limited and the Bonds. A copy of this document has been delivered for registration to the Registrar of Companies in England and Wales in accordance with section 83 of the FSMA.

      The Issuer and the Guarantor accept responsibility for the information contained in this document. To the best of the knowledge and belief of the Issuer and the Guarantor (each of which has taken all reasonable care to ensure that such is the case) the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information.

      No person has been authorised to give any information or to make any representation other than those contained in this document in connection with the offering of the Bonds and, if given or made, such information or representation must not be relied upon as having been authorised by the Issuer, the Guarantor, the Managers (as defined under “Subscription and Sale” below) or HSBC Trustee (C.I.) Limited (the “Trustee”). Neither the delivery of this document nor any sale made hereunder shall, under any circumstances, constitute a representation or create any implication that there has been no change in the affairs of the Issuer, the Guarantor or the Group since the date hereof. This document does not constitute an offer of, or an invitation by, or on behalf of, the Issuer, the Guarantor, the Managers or the Trustee to subscribe for, or purchase, any of the Bonds. This document does not constitute an offer, and may not be used for the purpose of an offer to, or a solicitation by, anyone in any jurisdiction or in any circumstances in which such an offer or solicitation is not authorised or is unlawful.

      The distribution of this document and the offering of the Bonds in certain jurisdictions may be restricted by law. Persons into whose possession this document comes are required by the Issuer, the Guarantor, the Managers and the Trustee to inform themselves about and to observe any such restrictions.

      The Managers and the Trustee have not separately verified the information contained herein. Accordingly, no representation, warranty or undertaking, express or implied, is made and no responsibility or liability is accepted by the Managers, the Trustee or any of them as to the accuracy or completeness of the information contained in this document or any other information provided by the Issuer or the Guarantor in connection with the Bonds or their distribution.

      This document is not intended to provide the basis of any credit or other evaluation and should not be considered as a recommendation by the Issuer, the Guarantor, the Managers or the Trustee that any recipient of this document should purchase any of the Bonds. Each investor contemplating purchasing Bonds should make its own independent investigation of the financial condition and affairs, and its own appraisal of the creditworthiness, of the Issuer and/or the Guarantor.

      The Bonds have not been and will not be registered under the United States Securities Act of 1933, as amended, (the “Securities Act”) and are subject to U.S. tax law requirements. Subject to certain exceptions, the Bonds may not be offered, sold or delivered within the United States or to U.S. persons. For a further description of certain restrictions on the offering and sale of the Bonds and on distribution of this document, see “Subscription and Sale” below.

      All references herein to “sterling”, “pounds”, “£”, “pence” and “p” are to the lawful currency of the United Kingdom, all references herein to “euro” and “?” are to the single currency introduced at the start of the third stage of European economic and monetary union pursuant to the Treaty establishing the European Community, as amended, and all references herein to “US$” are to United States dollars.

      IN CONNECTION WITH THE ISSUE OF THE BONDS, THE ROYAL BANK OF SCOTLAND PLC OR ANY PERSON ACTING FOR IT MAY OVER-ALLOT OR EFFECT TRANSACTIONS WITH A VIEW TO SUPPORTING THE MARKET PRICE OF THE BONDS AT A LEVEL HIGHER THAN THAT WHICH MIGHT OTHERWISE PREVAIL FOR A LIMITED PERIOD AFTER THE CLOSING DATE. HOWEVER THERE MAY BE NO OBLIGATION ON THE ROYAL BANK OF SCOTLAND PLC OR ANY AGENT OF IT TO DO THIS. SUCH STABILISING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME AND MUST BE BROUGHT TO AN END AFTER A LIMITED PERIOD.

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TERMS AND CONDITIONS OF THE BONDS

      The following is the text of the Terms and Conditions of the Bonds which (subject to modification) will be endorsed on each Bond in definitive form, if issued:

      The £250,000,000 5.75 per cent. Step Up/Step Down Guaranteed Bonds due 2013 (the “Bonds”, which expression shall in these Terms and Conditions, unless the context otherwise requires, include any further bonds issued pursuant to Condition 17 and forming a single series with the Bonds) of Gallaher Group Plc (the “Issuer” and, together with its Subsidiaries (as defined below), the “Group”) are constituted by a Trust Deed dated 6th February, 2003 (the “Trust Deed”) made between the Issuer, Gallaher Limited (the “Guarantor”) and HSBC Trustee (C.I.) Limited (the “Trustee”, which expression shall include its successor(s)) as trustee for the holders of the Bonds (the “Bondholders”) and the holders of the interest coupons appertaining to the Bonds (the “Couponholders” and the “Coupons”, respectively). The issue of the Bonds was authorised by a resolution of a committee of the Board of Directors of the Issuer passed on 31st January, 2003. The giving of the guarantee in respect of the Bonds was authorised by a resolution of the Board of Directors of the Guarantor passed on 31st January, 2003 and by a resolution of the shareholder of the Guarantor passed on 31st January, 2003. The Bonds are on issue listed on the London Stock Exchange plc (the “London Stock Exchange”). The statements in these Terms and Conditions include summaries of, and are subject to, the detailed provisions of, and definitions in, the Trust Deed. Copies of the Trust Deed and the Agency Agreement dated 6th February, 2003 (the “Agency Agreement”) made between the Issuer, the Guarantor, HSBC Bank plc (the “Principal Paying Agent”) and the other agents named therein (together with the Principal Paying Agent, unless the context otherwise requires, the “Paying Agents”) and the Trustee are available for inspection upon reasonable notice during normal business hours by the Bondholders and the Couponholders at the principal office for the time being of the Trustee, being at the date of issue of the Bonds at 1 Grenville Street, St Helier, Jersey JE4 9PF, Channel Islands and at the specified office of each of the Paying Agents. The Bondholders and the Couponholders are entitled to the benefit of, are bound by, and are deemed to have notice of, all the provisions of the Trust Deed and the Agency Agreement applicable to them.

1.     Form, Denominations and Title

(a)	The Bonds are in bearer form, serially numbered, in the denominations of £1,000, £10,000 and £100,000 each with Coupons attached on issue. Bonds of one denomination may not be exchanged for Bonds of another denomination.

(b)	Title to the Bonds and to the Coupons will pass by delivery.

(c)	The Issuer, the Guarantor, any Paying Agent and the Trustee may (to the fullest extent permitted by applicable laws) deem and treat the bearer of any Bonds and the bearer of any Coupon as the absolute owner for all purposes (whether or not the Bond or Coupon shall be overdue and notwithstanding any notice of ownership or writing on the Bond or Coupon or any notice of previous loss or theft of the Bond or Coupon or of any trust or interest therein) and shall not be required to obtain any proof thereof or as to the identity of such bearer.

2.     Status

      The Bonds and the Coupons constitute direct, unconditional and (subject to the provisions of Condition 4) unsecured obligations of the Issuer and (subject as aforesaid) rank and will rank pari passu, without any preference among themselves, with all other outstanding unsecured and unsubordinated obligations of the Issuer, present and future, but, in the event of insolvency, only to the extent permitted by applicable laws relating to creditors’ rights.

3.     Guarantee

      The due performance of all payment and other obligations of the Issuer under the Bonds, the Coupons, these Terms and Conditions and the Trust Deed has been unconditionally and irrevocably guaranteed (the “Guarantee”) by the Guarantor in the Trust Deed. The obligations of the Guarantor under the Guarantee constitute direct, unconditional and (subject to the provisions of Condition 4) unsecured obligations of the Guarantor and (subject as aforesaid) rank and will rank pari passu with all other outstanding unsecured and unsubordinated obligations of the Guarantor, present and future, but, in the event of insolvency, only to the extent permitted by applicable laws relating to creditors’ rights.

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4.     Negative Pledge

(a)	So long as any of the Bonds remains outstanding (as defined in the Trust Deed), the Issuer will not create or permit to subsist any mortgage, charge, lien (other than a lien arising by operation of law) or other encumbrance (each a “Security Interest”) upon the whole or any part of its undertaking or assets, present or future, to secure payment of any present or future indebtedness of the Issuer or any other person or to secure any guarantee or indemnity in respect of any indebtedness of the Issuer or any other person, without at the same time according to the Bonds, the Coupons and all amounts payable under the Trust Deed, to the satisfaction of the Trustee, either the same security as is created or subsisting to secure any such indebtedness, guarantee or indemnity, or such other security or other arrangement as the Trustee shall in its absolute discretion deem not materially less beneficial to the Bondholders or as shall be approved by an Extraordinary Resolution (as defined in the Trust Deed) of the Bondholders.

(b)	So long as any of the Bonds remains outstanding, the Guarantor will not create or permit to subsist any Security Interest upon the whole or any part of its undertaking or assets, present or future, to secure payment of any present or future indebtedness of the Guarantor or any other person or to secure any guarantee or indemnity in respect of any indebtedness of the Guarantor or any other person, without at the same time according to its obligations under the Guarantee, to the satisfaction of the Trustee, either the same security as is created or subsisting to secure any such indebtedness, guarantee or indemnity, or such other security or other arrangement as the Trustee shall in its absolute discretion deem not materially less beneficial to the Bondholders or as shall be approved by an Extraordinary Resolution of the Bondholders.

(c)     Paragraphs (a) and (b) do not apply to the following Security Interests:

(i)	any Security Interest already created or agreed to be created, at the date of acquisition, by any company acquired by any member of the Group (otherwise than in contemplation of the acquisition), or any renewal or extension of any such Security Interest on terms no more onerous to that member of the Group than those of the Security Interest renewed or extended; or

(ii)	any Security Interest created in favour of H.M. Customs & Excise or other similar governmental agency whether in the UK or elsewhere solely to secure the tobacco taxation liabilities of any member of the Group; or

(iii)	any Security Interest created or arising with the approval of the Trustee or an Extraordinary Resolution of the Bondholders; or

(iv)	any Security Interest created or arising out of retention of title provisions in respect of goods acquired by a member of the Group in the ordinary course of trading; or

(v)	any lien or other Security Interest arising in the normal course of trading and set-off rights and arrangements between cash balances and bank borrowings with the same bank; or

(vi)	any Security Interest on inventories and accounts receivable existing from time to time; or

(vii)	any Security Interest on property existing at the time of acquisition thereof by the Issuer or the Guarantor, provided that such Security Interest was in existence prior to the contemplation of such acquisition and does not extend to any assets other than the property acquired; or

(viii)	any Security Interest to secure Financial Indebtedness (as defined in Condition 10(b)) incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement (or additions to improvements) of the property subject to such Security Interest; or

(ix)	any Security Interest to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Financial Indebtedness secured by Security Interests referred to in the foregoing sub-paragraphs (i) to (viii), provided that such Security Interest does not extend to any additional property and the principal amount of the extending, renewing, refinancing or refunding Financial Indebtedness is not greater than the principal amount of the Financial Indebtedness being extended, renewed, refinanced or refunded; or

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(x)	any one or more other Security Interests not falling within (i) to (ix) above and securing indebtedness the principal, capital or nominal amount of which does not exceed (when aggregated with the indebtedness secured by all other Security Interests permitted under this sub-paragraph (x)) £30,000,000 or its equivalent in other currencies at any one time.

5.     Interest

(a)    Rate of Interest before Step Up Rating Change (if any)

Each Bond bears interest on its outstanding principal amount from and including 6th February, 2003 (the “Interest Commencement Date”) to but excluding the first Interest Payment Date (as defined below) following the date on which a Step Up Rating Change (if any) occurs at the rate of 5.75 per cent. per annum (the “Initial Rate of Interest”) and thereafter at the applicable rate of interest determined in accordance with Condition 5(b). The first payment of interest for the period from and including the Interest Commencement Date to but excluding 6th February, 2004 and amounting to £57.50 per £1,000 principal amount of each Bond shall be made on 6th February, 2004.

(b)    The Reset Rate of Interest after a Step Up Rating Change (if any) or a Step Down Rating Change (if  any)

(i)	The rate of interest payable on the Bonds will be subject to adjustment from time to time in the event of a Step Up Rating Change or a Step Down Rating Change, as the case may be, as provided below.

(ii)	From and including the first Interest Payment Date following the date of a Step Up Rating Change the rate of interest payable on the Bonds shall be increased by 1.25 per cent. per annum to 7.00 per cent. per annum.

(iii)	If a Step Down Rating Change occurs after the date of a Step Up Rating Change or on the same date but subsequent thereto, with effect from and including the first Interest Payment Date following the date of such Step Down Rating Change, the rate of interest payable on the Bonds shall be decreased by 1.25 per cent. per annum back to the Initial Rate of Interest.

(iv)	In the event that either Rating Agency fails to or ceases to assign a rating to the Issuer’s senior unsecured debt, the Issuer shall use its best endeavours to obtain a rating of its senior unsecured debt from a substitute rating agency that shall be a Statistical Rating Agency, and references in this Condition to Moody’s or S&P, as the case may be, or the ratings thereof, shall be to such substitute rating agency or, as the case may be, the equivalent ratings thereof. In the event that such a rating is not obtained from such a substitute rating agency, then, for the purposes of the foregoing interest rate adjustments, the ratings assigned by the remaining Rating Agency shall be deemed also to be the ratings assigned by the other Rating Agency.

(v)	The rate of interest payable on the Bonds will only be subject to adjustment as provided in (ii) above upon the first occurrence on or after the Interest Commencement Date of a Step Up Rating Change and an adjustment to the rate of interest payable on the Bonds as provided in (iii) above following the occurrence of a Step Down Rating Change may only occur once and in any event only after the occurrence of the Step Up Rating Change.

(c)     Interest Payment Dates

Interest is payable annually in arrear on 6th February (each an “Interest Payment Date”).

(d)     Notification of Rating Change (if any) and Reset Rate of Interest (if any)

The Issuer shall cause each Rating Change (if any) to be notified to the Principal Paying Agent and the Trustee as soon as practicable after such Rating Change and shall procure that the Principal Paying Agent notifies each other Paying Agent and any relevant listing authority of such Rating Change and the Reset Rate of Interest (if any) as soon as practicable and shall procure that the Principal Paying Agent shall give notice thereof to the Bondholders in accordance with Condition 14 as soon as practicable after such Rating Change.

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(e)     Accrual of Interest

Each Bond will cease to bear interest from the date for its redemption, unless, upon due presentation thereof, payment of principal is improperly withheld or refused. In such event, interest will continue to accrue as provided in the Trust Deed.

(f)      Broken Amounts

When interest is required to be calculated in respect of a period of less than a full year it shall be calculated on the basis of a day count fraction calculated as follows:

(a)	if the Accrual Period is equal to or shorter than the Determination Period during which the Accrual Period ends, the number of days in such Accrual Period divided by the product of (1) the number of days in such Determination Period and (2) the number of Determination Dates that would occur in one calendar year; or

(b)	where the Accrual Period is longer than the Determination Period during which the Accrual Period ends, the sum of:

(1)	the number of days in such Accrual Period falling in the Determination Period in which the Accrual Period begins divided by the product of (x) the number of days in such Determination Period and (y) the number of Determination Dates that would occur in one calendar year; and

(2)	the number of days in such Accrual Period falling in the next Determination Period divided by the product of (x) the number of days in such Determination Period and (y) the number of Determination Dates that would occur in one calendar year.

(g)     Definitions

In these Terms and Conditions:

“Accrual Period” means the number of days in the relevant period from and including the most recent Interest Payment Date (or, if none, the Interest Commencement Date) to but excluding the relevant payment date;

“Determination Date” means an Interest Payment Date;

“Determination Period” means each period from and including a Determination Date to but excluding the next Determination Date (including, where either the Interest Commencement Date or the relevant payment date is not a Determination Date, the period commencing on the first Determination Date prior to, and ending on the first Determination Date falling after, such date).

“Fitch” means Fitch Ratings Ltd, or any successor;

“Moody’s” means Moody’s Investors Service Limited, or any successor;

“Rating Agency” means either Moody’s or S&P and “Rating Agencies” means both of them;

“Rating Change” means a Step Up Rating Change and/or a Step Down Rating Change which results in an adjustment to the rate of interest payable in respect of the Bonds as provided above;

“Reset Date” means, in respect of a Rating Change, the Interest Payment Date immediately following the date on which such Rating Change occurs;

“Reset Rate of Interest” means the new rate of interest applicable to the Bonds from and including the relevant Reset Date;

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor;

“Statistical Rating Agency” means Fitch;

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“Step Down Rating Change” means either (i) the public announcement by both Rating Agencies of an increase in the rating of the Issuer’s senior unsecured debt to at least Baa3 in the case of Moody’s and to at least BBB- in the case of S&P or (ii) the public announcement by either Rating Agency of an increase in the rating of the Issuer’s senior unsecured debt to at least Baa3 in the case of Moody’s or to at least BBB- in the case of S&P and a confirmation by the other Rating Agency that the rating of the Issuer’s senior unsecured debt is at least Baa3 in the case of Moody’s or at least BBB- in the case of S&P; and

“Step Up Rating Change” means the first public announcement by either or both Rating Agencies of a decrease in the rating of the Issuer’s senior unsecured debt to below Baa3 in the case of Moody’s or below BBB- in the case of S&P.

6.     Payments

(a)	Payments of principal and interest in respect of each Bond will be made against presentation and surrender (or, in the case of part payment only, endorsement) of the Bond, except that payments of interest due on an Interest Payment Date will be made only against presentation and surrender (or, in the case of part payment only, endorsement) of the relevant Coupon, in each case at the specified office of any of the Paying Agents.

(b)	Payments will be made, at the option of the holder, by transfer to an account denominated in pounds sterling maintained by the payee with a bank in London, subject to any fiscal or other laws and regulations applicable in the place of payment, but without prejudice to the provisions of Condition 8.

(c)	Each Bond should be presented for payment together with all relative unmatured Coupons, failing which the full amount of any relative missing unmatured Coupon (or, in the case of payment not being made in full, that proportion of the full amount of the missing unmatured Coupon which the amount so paid bears to the total amount due) will be deducted from the amount due for payment. Each amount so deducted will be paid in the manner mentioned above against presentation and surrender (or, in the case of part payment only, endorsement) of the relative missing Coupon at any time before the expiry of 10 years after the Relevant Date (as defined in Condition 8) in respect of the relevant Bond (whether or not the Coupon would otherwise have become void pursuant to Condition 9) or, if later, five years after the date on which the Coupon would have become due, but not thereafter.

(d)	A holder shall be entitled to present a Bond or Coupon for payment only on a Presentation Date and shall not, except as provided in Condition 5, be entitled to any further interest or other payment if a Presentation Date is after the due date.

“Presentation Date” means (subject to Condition 9) a day (other than a Saturday or Sunday) which is or falls after the relevant due date (or, if the due date is not or was not a Business Day in London, is or falls after the next following such Business Day) and is a Business Day in the place of the specified office of the Paying Agent at which the Bond or Coupon is presented for payment.

“Business Day” means, in relation to any place, a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in that place.

(e)	The names of the initial Paying Agents and their initial specified offices are set out at the end of these Terms and Conditions. The Issuer reserves the right, subject to the approval of the Trustee, at any time to vary or terminate the appointment of any Paying Agent and to appoint additional or other Paying Agents provided that (i) there will at all times be a Principal Paying Agent, (ii) there will at all times be a Paying Agent having a specified office in a city in continental Europe approved by the Trustee (iii) if the conclusions of the ECOFIN Council Meeting of 26th-27th November, 2000 are implemented by any European Union Directive or any law implementing or complying with, or introduced in order to conform to, such Directive, the Issuer will ensure that it maintains a Paying Agent in a Member State of the European Union other than the United Kingdom that will not be obliged to withhold or deduct tax pursuant to that Directive and (iv) so long as the Bonds are admitted to official listing on the London Stock Exchange, there will at all times be a Paying Agent having a specified office in London or such other place as the UK Listing Authority may approve. Notice of any termination or appointment and of any changes in specified offices will be given to the Bondholders promptly by the Issuer in accordance with Condition 14.

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7. Redemption and Purchase

(a)	Except in so far as previously redeemed or purchased and in each case cancelled by the Issuer, the Bonds will be redeemed at their principal amount on 6th February, 2013.

(b)	If the Issuer or, as the case may be, the Guarantor satisfies the Trustee immediately before the giving of the notice referred to below that:

(i)	as a result of any change in, or amendment to, the laws or regulations of the United Kingdom or any political sub-division of, or any authority in, or of, the United Kingdom having power to tax, or any change in the application or official interpretation of such laws or regulations, which change or amendment becomes effective after 4th February, 2003, on the occasion of the next payment due in respect of the Bonds either the Issuer would be required to pay additional amounts as provided or referred to in Condition 8 or the Guarantor would be unable for reasons outside its control to procure payment by the Issuer and in making payment itself would be required to pay such additional amounts; and

(ii)	the requirement cannot be avoided by the Issuer or, as the case may be, the Guarantor taking reasonable measures available to it,

the Issuer may, at its option, having given not less than 30 nor more than 60 days’ notice to the Bondholders in accordance with Condition 14 (which notice shall be irrevocable), redeem all (but not some only) of the Bonds at any time at their principal amount, together with interest accrued to but excluding the date of redemption, provided that no notice of redemption shall be given earlier than 90 days before the earliest date on which the Issuer or, as the case may be, the Guarantor would be required to pay the additional amounts were a payment in respect of the Bonds then due. Prior to the publication of any notice of redemption pursuant to this paragraph (b), the Issuer or, as the case may be, the Guarantor shall deliver to the Trustee a certificate signed by two executive directors (one of whom shall be the Finance Director) of the Issuer or, as the case may be, the Guarantor stating that the requirement referred to in (i) above will apply on the occasion of the next payment due in respect of the Bonds and cannot be avoided by the Issuer or, as the case may be, the Guarantor taking reasonable measures available to it and an opinion of legal advisers of recognised standing to the effect that the Issuer or, as the case may be, the Guarantor has or will become obliged to pay such additional amounts as a result of such change or amendment. The Trustee shall be entitled to accept the certificate and the opinion of the legal advisers referred to above as sufficient evidence of the satisfaction of the conditions precedent set out above, in which event each of them shall be conclusive and binding on the Bondholders and the Couponholders.

(c)	The Issuer, the Guarantor or any Subsidiary of the Issuer may at any time purchase Bonds (provided that all unmatured Coupons appertaining to the Bonds are purchased with the Bonds and are attached thereto or surrendered therewith) in any manner and at any price. If purchases are made by tender, tenders must be made available to all Bondholders alike.

(d)	All Bonds which are (i) redeemed or (ii) purchased by or on behalf of the Issuer, the Guarantor or any Subsidiary of the Issuer will forthwith be cancelled, together with all relative unmatured Coupons attached to the Bonds or surrendered with the Bonds, and accordingly may not be reissued or resold.

(e)	Upon the expiry of any notice as is referred to in paragraph (b) above, the Issuer shall be bound to redeem the Bonds at their principal amount together with interest accrued to but excluding such date.

8.     Taxation

(a)	All payments in respect of the Bonds by or on behalf of the Issuer or, as the case may be, the Guarantor shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (“Taxes”) imposed or levied by or on behalf of the United Kingdom, or any political sub-division of, or any authority in, or of, the United Kingdom having power to tax, unless the withholding or deduction of the Taxes is required by law. In that event, the Issuer or, as the case may be, the Guarantor will pay such additional amounts as may be necessary in order that the net amounts received by the Bondholders and Couponholders after the withholding or deduction shall equal the respective amounts which would have been receivable in respect of the Bonds or, as the case may be, Coupons in the absence of the withholding or deduction; except that no additional amounts shall be payable in relation to any payment in respect of any Bond or Coupon:

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(i)	presented for payment by or on behalf of a holder who is liable to the Taxes in respect of the Bond or Coupon by reason of his having some connection with the United Kingdom other than the mere holding of the Bond or Coupon or the mere receipt of any principal or interest in respect of the Bond or Coupon; or

(ii)	presented for payment in the United Kingdom; or

(iii)	presented for payment by or on behalf of a holder in respect of whom such withholding or deduction would not have been required had such holder made a declaration of non-residence or other similar claim for exemption to the relevant tax authority or taken any other relevant procedural steps required in sufficient time prior to the Relevant Date to enable an exemption from withholding or deduction to be available in respect of the relevant payment; or

(iv)	where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of 26th-27th November, 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive; or

(v)	presented for payment by or on behalf of a holder who would be able to avoid such withholding or deduction by presenting the relevant Bond or Coupon to another Paying Agent in a Member State of the European Union; or

(vi)	presented for payment more than 30 days after the Relevant Date except to the extent that a holder would have been entitled to payment of such additional amounts if he had presented his Bond or Coupon for payment on the thirtieth day after the Relevant Date, assuming, whether or not such is in fact the case, such last day to be a Presentation Date.

(b)	In these Terms and Conditions, “Relevant Date” means the date on which the payment first becomes due but, if the full amount of the money payable has not been received by the Principal Paying Agent or the Trustee on or before the due date, it means the date on which, the full amount of the money (together with interest accrued thereon) having been so received, notice to that effect has been duly given to the Bondholders by the Issuer in accordance with Condition 14.

(c)	Any reference in these Terms and Conditions to any amounts in respect of the Bonds shall be deemed also to refer to any amounts which may be payable under this Condition or under any undertakings given in addition to, or in substitution for, this Condition pursuant to the Trust Deed.

9.     Prescription

      Bonds and Coupons will become void unless presented for payment within periods of 10 years (in the case of principal) and five years (in the case of interest) from the Relevant Date in respect of the Bonds or, as the case may be, the Coupons, subject to the provisions of Condition 6.

10.    Events of Default

(a)	The Trustee at its discretion may, and if so requested in writing by the holders of at least one-quarter in principal amount of the Bonds then outstanding or if so directed by an Extraordinary Resolution of the Bondholders shall (subject in each case to being indemnified to its satisfaction), give notice to the Issuer and the Guarantor that the Bonds are, and they shall accordingly forthwith become, immediately due and repayable at their principal amount, together with accrued interest as provided in the Trust Deed, if any of the following events (“Events of Default”) shall have occurred:

(i)	if default is made for more than seven days in the payment on the due date of any interest in respect of the Bonds or any of them; or

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(ii)	if the Issuer or the Guarantor fails to perform or observe any of its other obligations under these Terms and Conditions or the Trust Deed and (except in any case where the Trustee considers the failure to be incapable of remedy when no such continuation or notice as is hereinafter mentioned will be required) the failure continues for the period of 30 days (or such longer period as the Trustee may permit) next following the service by the Trustee on the Issuer or, as the case may be, the Guarantor of notice requiring the same to be remedied; or

(iii)	if any Financial Indebtedness (as defined below) of the Issuer, the Guarantor or any other Subsidiary of the Issuer becomes due and repayable prematurely by reason of an event of default (however described) or the Issuer, the Guarantor or any other Subsidiary of the Issuer fails to make any payment in respect of any Financial Indebtedness on the due date for payment as extended by any applicable grace period or any security given by the Issuer, the Guarantor or any other Subsidiary of the Issuer for any Financial Indebtedness becomes enforceable and steps are taken to enforce the same provided that no such event shall constitute an Event of Default unless the relative Financial Indebtedness when aggregated with other Financial Indebtedness relative to all (if any) other such events which shall have occurred and remain outstanding exceeds £20,000,000 (or its equivalent in any other currency or currencies); or

(iv)	if any order is made by any competent court or resolution passed for the winding up or dissolution of the Issuer, the Guarantor or any Principal Subsidiary (as defined below), except (A) on terms previously approved in writing by the Trustee or by an Extraordinary Resolution of the Bondholders or (B) in the case of the voluntary solvent winding-up of a Principal Subsidiary, where all or the major part of the business, undertaking and assets of such Principal Subsidiary are transferred to the Issuer, the Guarantor or another wholly-owned Subsidiary of the Issuer; or

(v)	if the Issuer, the Guarantor or any Principal Subsidiary ceases or threatens to cease to carry on the whole or a substantial part of its business, save on terms previously approved in writing by the Trustee or by an Extraordinary Resolution of the Bondholders, or the Issuer, the Guarantor or any Principal Subsidiary stops or threatens to stop payment of, or is unable to pay, or admits in writing its inability to pay its debts (or any class of its debts) as they fall due, or is deemed unable to pay its debts pursuant to or for the purposes of any applicable law, or is adjudicated or found bankrupt or insolvent; or

(vi)	if an encumbrancer takes possession of the whole or a substantial part of the undertaking or assets of the Issuer, the Guarantor or any Principal Subsidiary or a distress, execution, attachment, sequestration or other process is levied, enforced upon, sued out or put in force against the whole or a substantial part of the undertaking or assets of any of them and is not discharged within 30 days; or

(vii)	if (A) proceedings are initiated against the Issuer, the Guarantor or any Principal Subsidiary under any applicable liquidation, insolvency, composition, reorganisation or other similar laws, or an application is made for the appointment of an administrative or other receiver, manager, administrator or other similar official, or an administrative or other receiver, manager, administrator or other similar official is appointed, in relation to the Issuer, the Guarantor or any Principal Subsidiary or, as the case may be, in relation to the whole or a substantial part of the undertaking or assets of any of them and (B) in any case (other than the appointment of an administrator) is not discharged within 30 days; or

(viii)	if the Issuer, the Guarantor or any Principal Subsidiary initiates or consents to judicial proceedings relating to itself under any applicable liquidation, insolvency, composition, reorganisation or other similar laws, save on terms previously approved in writing by the Trustee or by an Extraordinary Resolution of the Bondholders; or

(ix)	if the Issuer, the Guarantor or any Principal Subsidiary makes a general assignment for the benefit of, or enters into any composition or other arrangement with, its creditors generally (or any class of its creditors); or

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(x)	if there occurs, in relation to the Issuer, the Guarantor or any Principal Subsidiary, in any country or territory in which it carries on business or to the jurisdiction of whose courts it or any of its property is subject any event which corresponds in that country or territory with any of those mentioned in paragraphs (iv) to (ix) inclusive above; or

(xi)	if the Guarantee ceases to be, or is claimed by the Guarantor not to be, in full force and effect,

provided that no such event, other than those described in paragraphs (i), (iv) (in the case of a winding up or dissolution of the Issuer or the Guarantor) or (x) (in relation to any event having a corresponding effect to the winding up or dissolution of the Issuer or the Guarantor), shall constitute an Event of Default unless and until the Trustee shall have certified to the Issuer that such event is, in its opinion, materially prejudicial to the interests of the Bondholders.

(b)     For the purposes of these Terms and Conditions:

(i)	“Financial Indebtedness” means (without double-counting) any indebtedness in respect of:

(a)	moneys borrowed and debit balances at banks and other financial institutions;

(b)	any debenture, bond, note, loan stock or other security;

(c)	any acceptance credit;

(d)	receivables sold or discounted with recourse;

(e)	the acquisition cost of any asset to the extent payable before or after the time of acquisition or possession by the party liable where the advance or deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset (excluding trade credit in the ordinary course of business);

(f)	finance leases (as defined in SSAP21) whether in respect of land, machinery, equipment or otherwise;

(g)	the net amount owing under any currency or interest swap, cap or collar arrangements or any other derivative or hedging instrument;

(h)	amounts raised under any other transaction having the commercial effect of a borrowing or raising of money; or

(i)	any guarantee, indemnity or similar assurance against financial loss in respect of any of the items falling within paragraphs (a) to (h) (inclusive) above;

        (ii)     “Principal Subsidiary” means at any time

(A)	any Subsidiary of the Issuer whose total assets or pre-tax profit equals or exceeds 10 per cent. of the total assets or pre-tax profit of the Group at the relevant time, and for the purposes of the above:

(1)	the total assets or pre-tax profit of the Group shall be ascertained by reference to the latest audited published consolidated accounts of the Group; and

(2)	the total assets or pre-tax profit of the Subsidiary shall be ascertained by reference to the accounts (or, if none are available, the accounting returns) of that Subsidiary (consolidated if the Subsidiary has Subsidiaries) used in connection with the preparation of the latest audited published consolidated accounts of the Group; and

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(B)	a Subsidiary of the Issuer to which has been transferred (whether by one transaction or a series of transactions, related or not) the whole or substantially the whole of the assets of a Subsidiary which, immediately prior to those transactions, is a Principal Subsidiary, all as more particularly defined in the Trust Deed.

In the case of paragraph (B) above the transferor Subsidiary will not be a Principal Subsidiary unless it remains or subsequently becomes a Principal Subsidiary by the operation of paragraph (A) or (B) above.

A certificate signed by two Directors of the Issuer as to whether a Subsidiary is or is not or was or was not at any particular time or during a specified period a Principal Subsidiary may be relied upon by the Trustee without further enquiry or evidence and, if relied upon by the Trustee, shall, in the absence of manifest error, be conclusive and binding on all parties; and

(iii)	“Subsidiary” means a subsidiary as defined in section 736 of the Companies Act 1985, as amended from time to time.

11.    Enforcement

(a)	Subject as provided in the Trust Deed, the Trustee may, at its discretion and without further notice, take such proceedings as it may think fit to enforce the provisions of the Trust Deed, the Bonds and the Coupons, but it shall not be bound to take any such proceedings or any other action in relation to the Trust Deed, the Bonds or the Coupons unless (i) it shall have been so directed by an Extraordinary Resolution of the Bondholders or so requested in writing by the holders of at least one-quarter in principal amount of the Bonds then outstanding, and (ii) it shall have been indemnified to its satisfaction.

(b)	No Bondholder or Couponholder shall be entitled to proceed directly against the Issuer or the Guarantor unless the Trustee, having become bound so to proceed, fails so to do within a reasonable period and the failure shall be continuing.

12.    Substitution

      The Trustee may, without the consent of the Bondholders or Couponholders, agree with the Issuer and the Guarantor to the substitution in place of the Issuer (or of any previous substitute under this Condition) as the principal debtor under the Bonds, the Coupons and the Trust Deed of another company, being either (i) a successor company (as defined in the Trust Deed) of the Issuer or (ii) any Subsidiary of the Issuer, subject to (a) except where the new principal debtor is the Guarantor, the Bonds being unconditionally and irrevocably guaranteed by the Guarantor, (b) the Trustee being satisfied that the interests of the Bondholders will not be materially prejudiced by the substitution, and (c) certain other conditions set out in the Trust Deed being complied with.

13.    Replacement of Bonds and Coupons

      Should any Bond or Coupon be lost, stolen, mutilated, defaced or destroyed, it may, subject to all applicable laws and stock exchange requirements, be replaced at the specified office of the Principal Paying Agent upon payment by the claimant of the expenses incurred in connection with the replacement and on such terms as to evidence and indemnity as the Issuer may reasonably require. Mutilated or defaced Bonds or Coupons must be surrendered before replacements will be issued.

14.    Notices

      All notices to the Bondholders will be deemed to be validly given if published in a leading English language daily newspaper of general circulation in the United Kingdom or, if this is not possible, in another English language daily newspaper previously approved by the Trustee or as otherwise required by the stock exchange or any other competent authority on which the Bonds are for the time being listed. Any notice shall be deemed to have been given on the date of first publication or, where required to be published in more than one newspaper, in the date of first publication in all required newspapers. It is expected that publication will be made in the Financial Times in London. Couponholders will be deemed for all purposes to have notice of the contents of any notice given to the Bondholders in accordance with this Condition 14.

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15.    Meetings of Bondholders, Modification, Waiver and Authorisation

(a)	The Trust Deed contains provisions for convening meetings of the Bondholders to consider any matter affecting their interests, including the modification by Extraordinary Resolution of any of these Terms and Conditions or any of the provisions of the Trust Deed. The quorum at any meeting for passing an Extraordinary Resolution will be one or more persons present holding or representing a clear majority in principal amount of the Bonds for the time being outstanding, or at any adjourned such meeting one or more persons present whatever the principal amount of the Bonds held or represented by him or them, except that, at any meeting the business of which includes the modification of certain of the provisions of these Terms and Conditions and certain of the provisions of the Trust Deed, the necessary quorum for passing an Extraordinary Resolution will be one or more persons present holding or representing not less than two-thirds, or at any adjourned such meeting not less than one-third, of the principal amount of the Bonds for the time being outstanding. An Extraordinary Resolution passed at any meeting of the Bondholders will be binding on all Bondholders, whether or not they are present at the meeting, and on all Couponholders.

(b)	The Trustee may agree, without the consent of the Bondholders or Couponholders, to any modification of, or to the waiver or authorisation of any breach or proposed breach of, any of these Terms and Conditions or any of the provisions of the Trust Deed, or determine, without any such consent as aforesaid, that any Event of Default or Potential Event of Default (as defined in the Trust Deed) shall not be treated as such (provided that, in any such case, it is not, in the opinion of the Trustee, materially prejudicial to the interests of the Bondholders) or may agree, without any such consent as aforesaid, to any modification which, in its opinion, is of a formal, minor or technical nature or to correct a manifest or proven error.

(c)	In connection with the exercise by it of any of its trusts, powers, authorities and discretions (including, without limitation, any modification, waiver, authorisation, determination or substitution), the Trustee shall have regard to the general interests of the Bondholders as a class but shall not have regard to any interests arising from circumstances particular to individual Bondholders or Couponholders (whatever their number) and, in particular but without limitation, shall not have regard to the consequences of any such exercise for individual Bondholders or Couponholders (whatever their number) resulting from their being for any purpose domiciled or resident in, or otherwise connected with, or subject to the jurisdiction of, any particular territory or any political sub-division thereof and the Trustee shall not be entitled to require, nor shall any Bondholder or Couponholder be entitled to claim from the Issuer, the Guarantor, the Trustee or any other person, any indemnification or payment in respect of any tax consequence of any such exercise upon individual Bondholders or Couponholders except to the extent already provided for in Condition 8 and/or any undertaking given in addition to, or in substitution for, Condition 8 pursuant to the Trust Deed.

(d)	Any modification, waiver, authorisation or determination shall be binding on the Bondholders and the Couponholders and, unless the Trustee agrees otherwise, any modification shall be notified by the Issuer to the Bondholders as soon as practicable thereafter in accordance with Condition 14.

16.    Indemnification of the Trustee and its contracting with the Issuer

      The Trust Deed contains provisions for the indemnification of the Trustee and for its relief from responsibility, including provisions relieving it from taking action unless indemnified to its satisfaction.

      The Trust Deed also contains provisions pursuant to which the Trustee is entitled, inter alia, (i) to enter into business transactions with the Issuer and/or the Guarantor and/or any of the Issuer’s other Subsidiaries and to act as trustee for the holders of any other securities issued or guaranteed by, or relating to, the Issuer and/or the Guarantor and/or any of the Issuer’s other Subsidiaries, (ii) to exercise and enforce its rights, comply with its obligations and perform its duties under or in relation to any such transactions or, as the case may be, any such trusteeship without regard to the interests of, or consequences for, the Bondholders or Couponholders, and (iii) to retain and not be liable to account for any profit made or any other amount or benefit received thereby or in connection therewith.

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17.    Further Bonds

      The Issuer is at liberty from time to time and without the consent of the Bondholders or Couponholders to create and issue further bonds or notes (whether in bearer or registered form) either (a) ranking pari passu in all respects (or in all respects save for the first payment of interest thereon) and so that the same shall be consolidated and form a single series with the outstanding bonds or notes of any series (including the Bonds) constituted by the Trust Deed or any trust deed supplemental thereto or (b) upon such terms as to ranking, interest, conversion, redemption and otherwise as the Issuer may determine at the time of issue. Any further bonds or notes which are to form a single series with the outstanding bonds or notes of any series (including the Bonds) constituted by the Trust Deed or any trust deed supplemental thereto shall, and any other further bonds or notes may (with the consent of the Trustee), be constituted by a trust deed supplemental to the Trust Deed. The Trust Deed contains provisions for convening a single meeting of the Bondholders and the holders of the bonds and notes of other series in certain circumstances where the Trustee so decides.

18.    Governing Law

      The Trust Deed (including the Guarantee), the Bonds and the Coupons are governed by, and will be construed in accordance with, English law and the courts of England shall have jurisdiction to settle any disputes which may arise out of or in connection with the Trust Deed, the Bonds and/or the Coupons.

19.    Rights of Third Parties

      No rights are conferred on any person under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Bond, but this does not affect any right or remedy of any person which exists or is available apart from that Act.

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SUMMARY OF PROVISIONS RELATING TO THE BONDS
WHILE REPRESENTED BY THE GLOBAL BONDS

      The following is a summary of the provisions to be contained in the Trust Deed to constitute the Bonds and in the Global Bonds which will apply to, and in some cases modify, the Terms and Conditions of the Bonds while the Bonds are represented by the Global Bonds.

1.     Exchange

      The Permanent Global Bond will be exchangeable in whole but not in part (free of charge to the holder and the Accountholders (as defined below)) for definitive Bonds only (i) upon the happening of any of the events defined in the Trust Deed as “Events of Default”, (ii) if either Euroclear or Clearstream, Luxembourg is closed for business for a continuous period of 14 days (other than by reason of holiday, statutory or otherwise) or announces an intention permanently to cease business or does in fact do so and no alternative clearing system satisfactory to the Trustee is available, or (iii) if the Issuer would suffer a disadvantage as a result of a change in laws or regulations (taxation or otherwise) or as a result of a change in the practice of Euroclear and/or Clearstream, Luxembourg which would not be suffered were the Bonds in definitive form and a certificate to such effect signed by two executive directors (one of which shall be the Finance Director) of the Issuer is given to the Trustee. Thereupon (in the case of (i) and (ii) above) the holder of the Permanent Global Bond (acting on the instructions of one or more of the Accountholders (as defined below)) may give notice to the Trustee and the Issuer or the Trustee may give notice to the Issuer, or (in the case of (iii) above) the Issuer may give notice to the Trustee and the Bondholders, of its intention to exchange the Permanent Global Bond for definitive Bonds on or after the Exchange Date (as defined below).

      On or after the Exchange Date the holder of the Permanent Global Bond shall surrender the Permanent Global Bond to or to the order of the Principal Paying Agent. In exchange for the Permanent Global Bond the Issuer will deliver, or procure the delivery of, an equal aggregate principal amount of definitive Bonds (having attached to them all Coupons in respect of interest which has not already been paid on the Permanent Global Bond), security printed in accordance with any applicable legal and stock exchange requirements and in or substantially in the form set out in the Trust Deed. On exchange of the Permanent Global Bond, the Issuer will procure that it is cancelled and, if the holder so requests, returned to the holder together with any relevant definitive Bonds.

      “Exchange Date” means a day specified in the notice requiring exchange falling not less than 60  days after that on which such notice is given and on which banks are open for general business in the city in which the specified office of the Principal Paying Agent is located and, except in the case of exchange pursuant to (ii) above, in the city in which the relevant clearing system is located.

2.     Payments

      On and after 18th March, 2003, no payment will be made on the Temporary Global Bond unless exchange for an interest in the Permanent Global Bond is improperly withheld or refused. Payments of principal and interest in respect of Bonds represented by a Global Bond will, subject as set out below, be made against presentation for endorsement and, if no further payment falls to be made in respect of the Bonds, surrender of such Global Bond to the order of the Principal Paying Agent or such other Paying Agent as shall have been notified to the Bondholders for such purposes. A record of each payment made will be endorsed on the appropriate part of the schedule to the relevant Global Bond by or on behalf of the Principal Paying Agent, which endorsement shall be prima facie evidence that such payment has been made in respect of the Bonds. Payments of interest on the Temporary Global Bond (if permitted by the first sentence of this paragraph) will be made only upon certification as to non-U.S. beneficial ownership unless such certification has already been made.

3.     Notices

      For so long as all of the Bonds are represented by one or both of the Global Bonds and such Global Bond(s) is/are held on behalf of Euroclear and/or Clearstream, Luxembourg, notices to Bondholders may be given by delivery of the relevant notice to Euroclear and/or Clearstream, Luxembourg (as the case may be) for communication to the relative Accountholders rather than by publication as required by Condition 14, provided that, so long as the Bonds are listed on the London Stock Exchange, the London Stock Exchange so agrees. Any such notice shall be deemed to have been given to the Bondholders on the seventh day after the day on which such notice is delivered to Euroclear and/or Clearstream, Luxembourg (as the case may be) as aforesaid.

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4.     Accountholders

      For so long as all of the Bonds are represented by one or both of the Global Bonds and such Global Bond(s) is/are held on behalf of Euroclear and/or Clearstream, Luxembourg, each person (other than Euroclear or Clearstream, Luxembourg) who is for the time being shown in the records of Euroclear or Clearstream, Luxembourg as the holder of a particular principal amount of such Bonds (each an “Accountholder”) (in which regard any certificate or other document issued by Euroclear or Clearstream, Luxembourg as to the principal amount of such Bonds standing to the account of any person shall be conclusive and binding for all purposes) shall be treated as the holder of such principal amount of such Bonds for all purposes (including, but not limited to, for the purposes of any quorum requirements of, or the right to demand a poll at, meetings of the Bondholders) other than with respect to the payment of principal and interest on such Bonds, the right to which shall be vested, as against the Issuer, the Guarantor and the Trustee, solely in the bearer of the relevant Global Bond in accordance with and subject to its terms and the terms of the Trust Deed. Each Accountholder must look solely to Euroclear or Clearstream, Luxembourg, as the case may be, for its share of each payment made to the bearer of the relevant Global Bond.

5.     Prescription

      Claims against the Issuer and the Guarantor in respect of principal and interest on the Bonds represented by a Global Bond will be prescribed after 10 years (in the case of principal) and five years (in the case of interest) from the Relevant Date (as defined in Condition 8).

6.     Cancellation

      Cancellation of any Bond represented by a Global Bond and required by the Terms and Conditions of the Bonds to be cancelled following its redemption or purchase will be effected by endorsement by or on behalf of the Principal Paying Agent of the reduction in the principal amount of the relevant Global Bond on the relevant schedule thereto

7.     Euroclear and Clearstream, Luxembourg

      References therein to Euroclear and/or Clearstream, Luxembourg shall be deemed to include references to any other clearing system approved by the Trustee.

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USE OF PROCEEDS

      The net proceeds of the issue of the Bonds (after deduction of expenses payable by the Issuer) are expected to amount to approximately £246,677,500. It is intended that the proceeds will be used for general corporate purposes.

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GALLAHER GROUP PLC AND GALLAHER LIMITED

History and Development

The Issuer was incorporated as a private company limited by shares in England on 2nd January, 1997 with the name Gallaher Group Limited and registered number 3299793. On 12th May, 1997 the Issuer was re-registered as a public limited company under its present name. Its registered office is at Members Hill, Brooklands Road, Weybridge, Surrey KT13 0QU. The Guarantor was incorporated in England under the Companies Acts 1948 to 1976 as a private company limited by shares on 12th June, 1980 under the name Watling Fifty-One Limited and changed its name to Gallaher Limited on 2nd January, 1981. The registered number of the Guarantor is 1501573 and its registered office is the same as that of the Issuer.

Up to 30th May, 1997, the Issuer was owned by American Brands, Inc. (“American Brands”), now named Fortune Brands, Inc. (“Fortune Brands”). On 30th May, 1997, a demerger took place whereby the business of the Issuer was separated from that of American Brands and American Brands distributed to its shareholders all the shares which it owned in the Issuer (the “Demerger”). In connection with the Demerger, a reorganisation took place under which the Issuer paid £945 million to American Brands. On the same date as the Demerger, the shares of the Issuer were listed on the London Stock Exchange and American Depositary Shares, evidenced by American Depositary Receipts, were listed on the New York Stock Exchange.

The Group has developed a strategy of maintaining its strong market positions in the UK and developing a balanced portfolio of interests in established and emerging international markets with growth prospects, while continuing to pursue productivity improvements. In furtherance of its strategy of international expansion, the Group acquired the Benson and Hedges and Silk Cut trademarks in certain European Union (“EU”) Accession Countries (as defined below) and, in August 2000, acquired CJSC “Liggett-Ducat Ltd” (“Liggett-Ducat”), a leading cigarette manufacturer and distributor in Russia.

More recently, the Group acquired Austria Tabak Aktiengesellschaft (“Austria Tabak”) for approximately ?1,870 million in cash.

The Issuer arranged initial finance for the acquisition of Austria Tabak by way of new debt facilities. On 26th  June, 2001, the Group refinanced £150 million of its initial debt funding through the placing of new ordinary shares, which were admitted to the Official List of the UK Listing Authority, and began trading on the London Stock Exchange, on 2nd July, 2001.

On 10th December, 2001, the Group acquired a factory from Reemtsma Cigarettenfabriken GmbH for a total consideration of £14.8 million, including acquisition costs.

Trading Activities

The 2001 figures in this section have been extracted from the audited Annual Report and Financial Statements of the Group for the year ended 31st December, 2001 and the figures for the six months ended 30th June, 2002, have been extracted from the unaudited Interim Report of the Group for the six months ended 30th June, 2002.

Except as otherwise indicated herein, market share information in respect of the UK reflects unit sales to consumers, and is based on information compiled by A.C. Nielsen Company Limited (“Nielsen”), and applies to the year ended 31st December, 2001. Nielsen’s information reflects the results of surveys conducted by it and represents best estimates only.

The Issuer is a leading international tobacco company. The Group is headquartered at Weybridge, in the UK, and has leading positions in several markets across Europe and Asia, including Austria, Germany, Hungary, Kazakhstan, the Republic of Ireland, Russia, Sweden and the UK. Gallaher does not manufacture, distribute or sell cigarettes or tobacco in the United States of America.

Gallaher’s brand portfolio includes leading international brands such as Benson and Hedges, Silk Cut, Mayfair, LD, Memphis, Sobranie and Hamlet.

Gallaher’s leading position in the UK, where it has a cigarette market share of over 38 per cent., has underpinned the Group’s international expansion. Gallaher acquired Liggett-Ducat, a Russian cigarette manufacturer and distributor, in 2000; and, Austria Tabak, a cigarette market leader in Austria and Sweden, in 2001.

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In 2001, the Group had a total turnover of £5,797.9 million (including duty and share of turnover of joint venture and associate), of which £3,714.1 million, or 64.1 per cent., was from UK operations, and total operating profit of £434.7 million (including share of operating profits of joint venture and associate), of which £305.0 million, or 70.2 per cent., was also from UK operations.

In 2001, the Guarantor had a total turnover (on an unconsolidated basis) of £3,803.6 million (including duty), and total operating profit (on an unconsolidated basis) of £309.5 million.

In the first six months of 2002, the Group had a total turnover of £4,216.5 million (including duty and share of turnover of joint venture and associate), of which £1,898.6 million, or 45.0 per cent., was from UK operations, and total operating profit of £254.5 million (including share of operating profits of joint venture and associate), of which £147.7 million, or 58.0 per cent., was also from UK operations.

The Group’s international sales are concentrated primarily in continental western Europe, the Commonwealth of Independent States (“CIS”) and the Republic of Ireland. The Group’s international sales, which are based primarily on cigarettes, accounted for 35.9 per cent. of the Group’s turnover (£2,083.8 million, including duty and share of turnover of joint venture and associate) and 29.8 per cent., of the Group’s operating profit (£129.7 million, including share of operating profits of joint venture and associate) in 2001 and represented approximately 80.0 per cent., of the Group’s total cigarette unit sales in 2001. In the first six months of 2002, the Group’s international sales accounted for 55.0 per cent. of the Group’s turnover (£2,317.9 million, including duty and share of turnover of joint venture and associate) and 42.0 per cent. of the Group’s operating profit (£106.8 million, including share of operating profits of joint venture and associate).

The Group currently owns the Benson and Hedges trademark, other than for use in duty free markets, in the EU, countries in western Europe and certain EU Accession Countries. The Group also owns the Silk Cut trademark in the EU, countries in western Europe and certain EU Accession Countries.

The Group employs approximately 10,000 people and has manufacturing plants in the UK, Russia, the Republic of Ireland, Kazakhstan, Austria, Sweden and Ukraine.

Legal and Regulatory Environment

Gallaher has established and adheres to a number of policies and principles governing the Group’s conduct which underpin the Group’s relationship both to those responsible for public health and those who choose to smoke. Gallaher believes that it operates with a sense of responsibility and responsiveness to the issues surrounding smoking and health, recognising the rights and responsibilities of governments around the world to regulate the manufacture, distribution and marketing of tobacco products. For its own part, the Group has an established range of corporate and environmental policies consistent with its standing.

The tobacco market in developed economies has been subject to significant regulatory influence and/or voluntary agreements in recent years, including: the levying of substantial tax and duty charges; the imposition of restrictions on advertising and marketing; the display of larger health warnings and statements of tar, nicotine and carbon monoxide smoke yields on cigarette packaging; regulations on the smoke yields of cigarettes; the disclosure of ingredients in tobacco products; the prohibition of certain descriptors such as “light” and “mild”; and, increased restrictions such as the prohibition of smoking in many public places and raising the age at which cigarettes may be purchased.

The Group has a long history of managing its business successfully within a regulatory climate. Over the years it has had the opportunity of dialogue with successive governments and politicians of various parties and has co-operated on a range of issues related to tobacco and smoking. In recent years, the Group has reduced its susceptibility to regulatory changes in any single country by expanding its international operations, including the acquisitions of Liggett-Ducat and Austria Tabak.

Advertising, promotion and brand building have continued to play a key role in the Group’s business, with significant expenditure on programmes in the UK and overseas to support its key brands and to develop markets for new brands and brand extensions. Gallaher believes that it markets tobacco products to adult smokers in a responsible way and has policies in place that govern the advertising and promotion of its products throughout the world. It will use the full range of advertising and sponsorship opportunities allowed to it for as long as these are available. However, further regulation in respect of advertising, promotion and sponsorship in its key markets could have an adverse effect on the Group’s sales and operating performance.

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Pending/Proposed Regulation

Within the EU, a Directive on the approximation of the laws, regulations and administrative provisions of the EU Member States concerning the manufacture, presentation and sale of tobacco products was adopted in June 2001 and is currently being implemented into EU Member States’ national law. Its provisions include, amongst other matters, requirements that:

–	by December 2002, and annually thereafter, Member States shall require manufacturers and importers of tobacco products to submit to them a list of all ingredients, and quantities thereof, used in the manufacture of those tobacco products by brand name and type;

–	from October 2003, texts, names, trade marks and figurative or other signs suggesting that a particular tobacco product is less harmful than others shall not be used on the packaging of tobacco products;

–	from October 2003, each unit packet of cigarettes marketed within the EU (October 2005 for other tobacco products) must carry new and significantly larger health warnings on the front and back;

–	from January 2004, the smoke yield of cigarettes released for free circulation, marketed or manufactured in the EU Member States shall not be greater than: 10 mg per cigarette for tar; 1 mg per cigarette for nicotine; and 10 mg per cigarette for carbon monoxide;

–	by January 2005, as regards cigarettes manufactured within, but exported from, the European Community, Member States may apply the smoke yield limits as provided in the Directive but shall, in any event, do so by 1st January, 2007 at the latest;

–	by December 2002, the Commission shall adopt rules allowing for the use of colour photographs or other illustrations to depict and explain the health consequences of smoking (this provision is not mandatory for all Member States but those that decide to introduce such ‘pictorial health warnings’ may do so from January 2004. These rules have not yet been issued);

–	Member States may also require tobacco manufacturers to carry out any other tests as may be required by the competent national authorities in order to assess the yield of other substances produced by their tobacco products on a brand-by-brand-basis and type-by-type-basis and in order to assess the effects of those other substances on health, taking into account, inter alia, their addictiveness; and

–	no later than December 2004, and every two years thereafter, the Commission will report on the application of the Directive and on a wide range of issues which should be reviewed or developed in the light of developments in the scientific and technical knowledge. Amongst other matters, this will include a proposal for a common list of ingredients.

In December 2002, the EU reached a political agreement to adopt a Proposal for a Directive of the European Parliament and of the Council on the approximation of the laws, regulations and administrative provisions of the Member States relating to the advertising and sponsorship of tobacco products. Its provisions include the prohibition of tobacco advertising in the press and other printed publications, in radio broadcasting, in information society services and through tobacco related sponsorship, including the free distribution of tobacco products. Member States shall bring into force the laws, regulations and administrative provisions necessary to comply with this Directive by July 2005 at the latest.

Also in December 2002, the European Council adopted a Recommendation on the prevention of smoking and on initiatives to improve tobacco control. It recommends that Member States adopt appropriate legislative and/or administrative measures in accordance with national practices and conditions that include: restricting the access of tobacco sales to children and adolescents; prohibiting certain forms of advertising and promotion for tobacco products reaching children and adolescents; preventing the sale of cigarettes in packages of fewer than twenty; providing adequate protection from exposure to passive smoking; and obliging tobacco manufacturers to disclose their expenditure on tobacco advertising. Member States may decide whether or not to comply with this Recommendation.

The ten European countries which are expected to join the EU in mid 2004 (“Accession Countries”) must comply with the existing laws (‘acquis communitaire’) of the EU at the time of joining unless transitional arrangements have been previously agreed.

The World Health Organization is negotiating a Framework Convention on Tobacco Control – a new legal instrument that may include tobacco advertising, illicit trade, tax and duty-free sales, packaging and labelling, liability and compensation and agricultural subsidies. The Convention is expected to be published some time in 2003.

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In the UK, the Tobacco Advertising and Promotion Act was adopted in November 2002. The Act prohibits the advertising and promotion of tobacco products including billboards, press, and free distribution of samples from February 2003, and in-pack promotion schemes from May 2003. The Act also provides for a ban on sponsorship by tobacco companies from July 2003, although transitional provisions allow an exemption for ‘exceptional global events’ until July 2005. Point of sale advertising and brand sharing regulations are expected to be published shortly.

In the Republic of Ireland, the Public Health (Tobacco) Act was adopted in March 2002, giving wide-ranging powers to the Office of Tobacco Control. The Act also allows for new regulations and controls on the sale and marketing of tobacco products and the smoking of tobacco products in public places. Parts of this Act are the subject of a legal challenge by Gallaher (Dublin) Ltd and other tobacco manufacturers. In the proceedings, declarations are sought that some of the provisions of the Act, including bans on point of sale display and advertising and search and seizure powers given to authorised officers of the Office of Tobacco Control, are contrary to the Constitution of the Republic of Ireland and/or to provisions of European law. In January 2003, the Irish Government stated that it intended to repeal certain provisions of the Act as they had not been notified to the EU under the Technical Standards Directive. It has also indicated that it intends to notify the EU as appropriate and re-enact the relevant provisions. In the circumstances, it is likely that the current proceedings challenging the Act will become redundant. Nevertheless, the Irish Minister for Health and Children has announced an intention to introduce regulations seeking to ban smoking in the workplace in the Republic of Ireland.

In Germany, the government introduced a Law on the protection of young people in July 2002, whereby the sale of tobacco products to persons under 16 years is prohibited. In addition, cigarettes from vending machines may only be bought through specially designed chip cards as of January 2007. Purchases of cigarettes will be allowed only where the cardholders are over 16 years old.

In Russia, a federal law on Restrictions on the smoking of tobacco, was published in July 2001. The legislation prohibits smoking in some public places; the sale of cigarettes to those under 18 years of age; and loose cigarettes or packs containing fewer than twenty cigarettes. Furthermore, from January 2003, the production and import of filter cigarettes with smoke yields exceeding 14mg of tar and 1.2mg of nicotine are prohibited; and tobacco products must display a general and rotational health warning and tar and nicotine smoke yields.

Tobacco Taxation

In February 2002, the EU adopted a Directive increasing the minimum excise rates on all tobacco products. The provisions also include the introduction of a minimum excise burden of ?60 per thousand cigarettes on the most popular price category of cigarettes from 1st July, 2002, increasing to ?64 per thousand cigarettes in July 2006. For certain Member States, transitional periods to comply with the new cigarette rates are provided by the Directive.

EU Accession Countries will be required to implement significant duty increases in order to comply with the minimum cigarette excise tax requirements. Many Accession Countries have been allowed transitional periods – the longest until January 2010 – in which to comply with the ?64 per thousand cigarette excise tax minimum.

A significant factor affecting the Group’s operations is the excise taxes levied on tobacco products. In the UK, for instance, duty increases represent an annual direct increase in the Group’s cost of sales, which, if passed on to the consumer, would be expected to affect the consumption of tobacco products. The Group has generally passed on the full duty increases to its customers in recent years, with the result that these amounts are included in turnover and cost of sales.

In the UK, one of the Group’s key markets, following many years of above inflation tax increases, the Chancellor raised tobacco duty in line with inflation in the March 2001 and April 2002 Budgets. However, the impact of high taxation in the UK cigarette market, resulting in high prices, has led to reduced annual industry volumes, greater price competition, trading down by consumers to lower price cigarette brands, and a growth in non-UK duty paid cigarette consumption (both smuggled and legitimate cross border purchases). These changes have a particular impact upon the Group, as the majority of its UK sales are in the premium sector of that cigarette market. Gallaher believes that the wide price differentials between the UK and continental western Europe and other parts of the world have led to a significant smuggled market for legitimate and counterfeit cigarettes. H.M. Customs and Excise estimate for the year ended 31st March, 2002 that approximately 21 per cent. of cigarettes and approximately 50 per cent. of handrolling tobacco smoked in the UK market was smuggled.

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The Group supports and endorses H.M. Customs and Excise’s activities, and those of other regulatory authorities, to stop smuggling of tobacco products and also welcomes the UK Government’s measures to strengthen H.M. Customs and Excise’s activities. Gallaher has a history of co-operation with H.M. Customs and Excise investigations into smuggling and readily provides information on its sales and its customers. In April 2002, Gallaher was the first cigarette manufacturer to sign a Memorandum of Understanding with H.M. Customs and Excise, designed to cement co-operation between the Group and H.M. Customs and Excise.

In October 2002, the UK Government announced an increase in the indicative levels of intra-EU tobacco imports for personal use from 800 to 3200 cigarettes and from 1kg to 3kg for handrolled tobacco. Gallaher believes that initial indications demonstrate that there has been an increase in the amount of non-UK duty paid cigarettes being purchased by personal travellers in the EU, and, as such, there may be some negative impact on the size of the UK duty paid market in the near term. The Government’s announcement also included additional measures for H.M. Customs and Excise to tackle criminal gangs who trade in contraband cigarettes and tobacco. Gallaher believes that these measures will partly offset in the medium term the impact of the increase in personal allowances.

Litigation

Tobacco manufacturers in the UK and the Republic of Ireland, including companies in the Group, have been sued by parties seeking damages for ailments claimed to have resulted from tobacco use or exposure to tobacco smoke. The first action brought against a tobacco manufacturer in the UK for alleged smoking-related illnesses is believed to have been in 1988. To date, no judgment has been entered and, to the Issuer’s and the Guarantor’s knowledge, no action has been settled, in favour of a plaintiff in any such action in the UK or the Republic of Ireland.

To date, limited legal aid has been granted to claimants in alleged health-related actions against tobacco manufacturers in the UK.

In Scotland, legal aid has been sought and denied in three tobacco-related actions involving the Guarantor. In addition, it is believed that applications for legal aid have been made in relation to other tobacco-related actions in Northern Ireland.

In England, applications for legal aid were filed with the Legal Aid Board commencing in 1992. In January 1995, the Legal Aid Board granted limited legal aid to approximately 200 claimants seeking to bring proceedings against tobacco manufacturers for alleged smoking-related illnesses. Following further representations in opposition to the applicants’ request for full legal aid, the Legal Aid Board announced in July 1996 that all legal aid was being withdrawn. Since this decision was made, further restrictions on the granting of legal aid have been implemented in England and Wales.

In November 1996 proceedings were issued in England ultimately on behalf of 53 plaintiffs against Gallaher, its predecessor company, Hergall (1981) Limited (In Liquidation) (“Hergall”) and Imperial Tobacco Limited alleging that the claimants had contracted lung cancer as a result of smoking tobacco products. The claims in those proceedings were either abandoned or dismissed by the High Court in 1999. There are currently no tobacco related claims against members of the Group in England or Wales.

Companies in the Group are defendants to smoking and health litigation in Northern Ireland, Scotland and the Republic of Ireland. Currently, there is one dormant individual action in Northern Ireland. There are also three dormant actions in Scotland by individual plaintiffs, which have been stayed by agreement. In the Republic of Ireland, as at 30th January, 2003, there were 35 individual actions against Group companies. In aggregate, there are 166 individual actions against all tobacco companies. Since 1997, 139 claims have been discontinued or dismissed against Group companies. In the remaining 35 actions against Group companies the Irish state (and representative organs of it) has been joined as defendant to 7 claims. 13  Statements of Claim making broad and general allegations have been served upon Group companies. Defences will be delivered in these claims as soon as each claim is fully particularised.

Companies in the Group are not parties to any smoking and health litigation in any jurisdictions other than the UK and the Republic of Ireland. Actions have, however, been brought against other tobacco manufacturers outside the UK and the Republic of Ireland within various European Union countries and elsewhere, but primarily in the US. In such actions it has been alleged, among other things, that claimants have contracted lung cancer and other diseases as a result of smoking cigarettes or being exposed to the tobacco smoking of others, and that tobacco manufacturers have fraudulently and negligently misrepresented the health effects of tobacco, controlled the level of nicotine in tobacco products so as to make them addictive and suppressed research and information contained in internal documents. Claims have also been brought on behalf of the Attorneys General of various US states, local governments and public health agencies and other entities in the US to recover public medical expenditures for alleged tobacco-related illnesses.

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While claims have been brought by individuals against The American Tobacco Company, a former subsidiary of Fortune Brands, to date no claims exist against the companies in the Group in the US based on this connection or otherwise.

The Group does not manufacture or sell tobacco products in the US and is not a party to the Master Settlement Agreement entered into in November 1998 by Brown & Williamson Tobacco Corporation, Lorillard Tobacco Company, Philip Morris Incorporated, R. J. Reynolds Tobacco Company and Liggett & Meyers with the Attorneys General and other representatives of 46 US States, Puerto Rico, the US Virgin Islands, the Northern Mariana Islands, Guam and the District of Columbia.

To date, there has been no recovery of damages against the companies in the Group in any action alleging that tobacco products have resulted in human illnesses. It is not possible to predict the outcome of the pending litigation described herein. The Issuer and Guarantor believe, however, that there are meritorious defences to the pending actions described herein and that the pending actions will not have a material adverse effect upon the results of operations, cash flow or financial condition of the Group. The pending actions and claims will be vigorously contested. There can, however, be no assurance that favourable decisions will be achieved in the proceedings pending against companies in the Group, that additional proceedings will not be commenced against companies in the Group, or that companies in the Group will not have damages awards made against them or that, if incurred, such damages will not be material. Regardless of the outcome of the pending litigation, the costs of defending these actions and claims could be substantial and will not be fully recoverable from the plaintiffs, irrespective of whether or not they are successfully defended.

Companies in the Group are named as defendants in the actions described below.

Northern Ireland

In Thompson v. Gallaher Limited, the plaintiff’s solicitors wrote a letter before action on 20th April 1998. On 5th March, 2001, the solicitors issued a writ, apparently as a protective measure for limitation purposes. The plaintiff alleges to be suffering from respiratory problems caused by smoking. It is not clear whether his claim will proceed.

Scotland

In Havelin v. Gallaher Limited et al, in the Court of Session in Scotland, the pursuer commenced his action on 26th May, 1995 against the Guarantor by issuing a summons and condescendence. The pursuer seeks £100,000 plus interest for Buerger’s disease allegedly caused by cigarette smoking. In February 1995, prior to commencing his action, the pursuer applied to the Scottish Legal Aid Board for legal aid to fund his action. The Guarantor submitted representations in opposition and, in June 1995, the pursuer’s application for legal aid was refused. The pursuer sought a review of this decision, which was unsuccessful, in November 1995. This litigation is currently stayed.

In Burnett v. Gallaher Limited, in the Court of Session in Scotland, the pursuer commenced his action on 17th July, 1995 by issuing a summons and condescendence. The pursuer seeks £100,000 plus interest for heart disease allegedly caused by cigarette smoking. In July 1995, the pursuer applied to the Scottish Legal Aid Board for legal aid to fund his action. The Guarantor submitted representations in opposition and, in June 1996, the pursuer’s application for legal aid was refused. This litigation is currently stayed.

In Cooper v. Gallaher Limited and Imperial Tobacco Limited, the plaintiff issued his claim on 4th April, 2001, which was served on Gallaher Limited on 5th April, 2001. He is claiming £100,000 plus interest for angina allegedly caused by cigarette smoking. Indications from his solicitor suggest the writ has been issued for limitation purposes and the claim has been stayed by agreement. Imperial Tobacco Limited was wrongly joined as a defendant and the proceedings appear to be only in respect of Gallaher Limited.

Republic of Ireland

In Moloney v. P J. Carroll & Company Limited et al., in the High Court in Dublin, the plaintiff commenced her action on 17th October, 1997 against, inter alia, Gallaher (Dublin) Limited and Benson & Hedges Limited, each a subsidiary of the Group. The plaintiff seeks unspecified damages for lung cancer allegedly caused by cigarette smoking in a writ served on 14th October, 1998. On 22nd October, 1998, an Appearance was entered on behalf of Gallaher (Dublin) Limited and Benson & Hedges Limited. The plaintiff has obtained an order joining the Minister for Health and Children and the Attorney General as defendants. Gallaher (Dublin) Limited and Benson & Hedges have issued a Motion seeking to collect and preserve the plaintiff’s medical records which is due to be heard on 2nd April, 2003.

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In O’Connor v. John Player & Sons Limited et al., in the High Court in Dublin, the plaintiff commenced her action on 23rd December, 1997 against, inter alia, Benson & Hedges (Dublin) Limited, a subsidiary of the Group. The plaintiff seeks unspecified damages for personal injury allegedly caused by smoking in a writ served on 22nd December, 1998. On 25th January, 1999, an Appearance was entered on behalf of Benson & Hedges (Dublin) Limited. A Statement of Claim was delivered on 26th November, 2002. On 30th  January, 2003, the defendant’s Motion to dismiss was adjourned to 13th February, 2003 to enable the defendant to reply to the Affidavit delivered by Ward & Fitzpatrick on 29th January, 2003.

In Manning v. Benson & Hedges Limited, in the High Court in Dublin, the plaintiff commenced her action on 25th May, 1998 against Benson & Hedges Limited, claiming damages for personal injury. The writ was served on 28th April, 1999. An Appearance was entered on behalf of Benson & Hedges Limited on 29th April, 1999. A Statement of Claim was delivered on 18th November, 2002.

In Delahunty v. Player & Wills (Ireland) Limited et al., in the High Court in Dublin, proceedings were issued on 13th October, 1998 on behalf of the plaintiff against, inter alia, Gallaher (Dublin) Limited, claiming damages for personal injury. The writ was served on 12th October, 1999. An Appearance was entered on behalf of Gallaher (Dublin) Limited on 15th October, 1999. The plaintiff has obtained an order joining the Minister for Health and Children and the Attorney General as defendants. A Statement of Claim was delivered on 14th June, 2002. Gallaher (Dublin) Limited has issued a Motion seeking to collect and preserve the plaintiff’s medical records which is due to be heard on 2nd April, 2003.

In Desmond v. P. J. Carroll & Company Limited et al, in the High Court in Dublin, proceedings were issued on 13th October, 1998 on behalf of the plaintiff against, inter alia, Gallaher (Dublin) Limited, claiming damages for personal injury. The writ was served on 12th October, 1999. An Appearance was entered on behalf of Gallaher (Dublin) Limited on 15th October, 1999. The plaintiff has obtained an order joining the Minister for Health and Children and the Attorney General as defendants. A Statement of Claim was delivered on 14th June, 2002. Gallaher (Dublin) Limited and Benson & Hedges have issued a Motion seeking to collect and preserve the plaintiff’s medical records which is due to be heard on 2nd April, 2003.

In Gannon et al. v. P.J. Carroll & Company Limited, in the High Court in Dublin, proceedings were issued on 14th October, 1998 on behalf of 62 plaintiffs against a number of Irish tobacco companies. 25 of those plaintiffs are claiming against companies in the Group for damages for personal injury. The writ was served on 12th October, 1999. An Appearance was entered on behalf of the relevant companies in the Group on 20th  October, 1999. Of these 25 plaintiffs, only one plaintiff’s claim remains (Matt Farrell). On 20th January, 2003 Beauchamps were given leave to come off record as solicitors for Matt Farrell. Benson & Hedges Limited and Gallaher (Dublin) Limited have issued a Motion seeking to collect and preserve the plaintiff’s medical records that is due to be heard on 2nd April, 2003.

In Phelan et al v. John Player & Sons Limited et al., in the High Court in Dublin, proceedings were issued on 12th February, 1999 on behalf of 9 plaintiffs against a number of Irish tobacco companies, claiming damages for personal injury. Three of those plaintiffs were claiming against, inter alia, Benson & Hedges Limited. Of those three plaintiffs, the only remaining claimant is Eamonn Sheridan. The writ was served on 17th January, 2000. An Appearance was entered on behalf of Benson & Hedges Limited on 19th January, 2000. A Statement of Claim was delivered on 26th November, 2002 on behalf of Eamonn Sheridan. Benson & Hedges Limited have issued a Motion to Dismiss Eamonn Sheridan’s claim which is due to be heard on 30th January, 2003. On 30th January, 2003, the defendant’s Motion to dismiss was adjourned to 13th February, 2003 to enable the defendant to reply to the Affidavit delivered by Ward & Fitzpatrick on 29th January, 2003.

In Tracey et al. -v- P.J. Carroll & Company Limited et al., in the High Court in Dublin, proceedings were issued on 11th June, 1999 on behalf of eleven plaintiffs against a number of Irish tobacco companies, claiming damages for personal injury. Three of those plaintiffs were claiming against, inter alia, Benson & Hedges Limited and Gallaher (Dublin) Limited. Of these three plaintiffs, only one remains (Joseph Walsh). The writ was served on 17th April, 2000. An Appearance was entered on behalf of Benson & Hedges Limited and Gallaher (Dublin) Limited on 19th April, 2000. A Statement of Claim was delivered on 26th November, 2002 on behalf of Joseph Walsh. A Motion to Dismiss the claim of Joseph Walsh against Benson & Hedges Limited and Gallaher (Dublin) Limited was adjourned to 13th February, 2003 to enable the defendant to reply to the Affidavit delivered by Ward & Fitzpatrick on 29th January, 2003.

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In Browne -v- John Player & Sons Limited et al., in the High Court in Dublin, proceedings were issued on 23rd August, 1999 on behalf of the plaintiff against, inter alia, Benson & Hedges Limited and Gallaher (Dublin) Limited, claiming damages for personal injury. The writ has lapsed and Gallaher is not aware of any application to renew the writ.

In Shanahan -v- P.J. Carroll & Company Limited et al., in the High Court of Dublin, proceedings were issued on 19th January, 2000 on behalf of three plaintiffs against a number of Irish tobacco companies, claiming damages for personal injury. One of these plaintiffs, John Thomas McCormack, is claiming against, inter alia, Gallaher (Dublin) Limited. The writ was served on 10th October, 2000. An Appearance was entered on behalf of Gallaher (Dublin) Limited on 12th October, 2000. The plaintiff has obtained an order joining the Minister for Health and Children and the Attorney General as defendants. An application brought by Gallaher (Dublin) Limited seeking to collect and preserve medical records of John Thomas McCormack is listed for hearing on 2nd April, 2003.

In Clarke et al. -v- P.J. Carroll & Company Limited et al., in the High Court in Dublin, proceedings were issued on 25th February, 2000 on behalf of eight plaintiffs against a number of Irish tobacco companies, claiming damages for personal injury. Four of these plaintiffs were claiming against, inter alia, Benson & Hedges Limited and Gallaher (Dublin) Limited. The writ was served on 25th January, 2001. An Appearance was entered on behalf of Benson & Hedges Limited and Gallaher (Dublin) Limited on 26th January, 2001. Kenneth Seabrooke’s claim against Benson & Hedges Limited and Gallaher (Dublin) Limited was dismissed on 19th November, 2002. Ward & Fitzpatrick have issued a motion to set aside Order obtained to dismiss Kenneth Seabrooke’s claim against Benson & Hedges Limited and Gallaher (Dublin) Limited which is returnable for 24th February, 2003. The claims of the remaining three plaintiffs have been dismissed.

In Branagan et al. -v- John Player & Sons Limited et al., in the High Court in Dublin, proceedings were issued on 14th March, 2000 on behalf of six plaintiffs against a number of Irish tobacco companies, claiming damages for personal injury. Four of those plaintiffs were claiming against, inter alia, Benson & Hedges Limited and Gallaher (Dublin) Limited. Of these four plaintiffs, only Muriel Hempenstall remains. The writ was served on 2nd March, 2001. An Appearance was entered on behalf of Benson & Hedges Limited and Gallaher (Dublin) Limited on 5th March, 2001. A Statement of Claim was delivered on 26th November, 2002 on behalf of Muriel Hempenstall. On 30th January, 2003 the defendant’s Motion to Dismiss was adjourned to 13th February, 2003 to enable the defendant to reply to the Affidavit delivered by Ward & Fitzpatrick on 29th January, 2003.

In Mooney et al. -v- John Player & Sons Limited et al., in the High Court in Dublin, proceedings were issued on 7th April, 2000 on behalf of three plaintiffs against a number of tobacco companies, claiming damages for personal injury. One of those plaintiffs, Joseph Maher is claiming against, inter alia, Benson & Hedges Limited. The writ was served on 21st March, 2001. An Appearance was entered on behalf of Benson & Hedges Limited on 22nd March, 2001. A Statement of Claim was delivered on 26th November, 2002 on behalf of Joseph Maher. On 30th January, 2003 the defendant’s Motion to Dismiss was adjourned to 13th  February, 2003 to enable the defendant to reply to the Affidavit delivered by Ward & Fitzpatrick on 29th  January, 2003.

In Palmer et al -v- John Player & Sons Limited et al, in the High Court in Dublin, proceedings were issued on 23rd May, 2000 on behalf of six plaintiffs, against a number of Irish tobacco companies claiming damages for personal injury. One of those plaintiffs, Adrian Kelly, is claiming against, inter alia, Benson & Hedges Limited, and Gallaher (Dublin) Limited. The writ was served on 1st May, 2001. An Appearance was entered on behalf of Benson & Hedges Limited and Gallaher (Dublin) Limited on 4th December, 2001. A Statement of Claim was delivered on 26th November, 2002 on behalf of Adrian Kelly.

In Hand et al -v- John Player & Sons Limited et al, in the High Court in Dublin, proceedings were issued on 24th August, 2000 on behalf of three plaintiffs, against a number of Irish tobacco companies claiming damages for personal injury. Of those three plaintiffs, two were claiming against Gallaher (Dublin) Limited and/or Benson & Hedges Limited. Only one plaintiff remains (Theresa Croasdell). The writ was served on 20th August, 2001. An Appearance was entered on behalf of Benson & Hedges Limited and Gallaher (Dublin) Limited on 21st August, 2001. A Statement of Claim was delivered on 26th November, 2002 on behalf of Theresa Croasdell. On 30th January, 2003 the defendant’s Motion to Dismiss was adjourned to 13th February, 2003 to enable the defendant to reply to the Affidavit delivered by Ward & Fitzpatrick on 29th January, 2003.

In O’Gorman et al -v- P J Carroll & Co. Limited et al, in the High Court in Dublin, proceedings were issued on 1st September, 2000 on behalf of three plaintiffs, against a number of Irish tobacco companies claiming damages for personal injury. Two of the plaintiffs, Patricia Rooney and Matthew Smith, were claiming against, inter alia, Gallaher (Dublin) Limited. Of these two plaintiffs, only one remains (Matthew Smith). The writ was served on 10th October, 2000. An Appearance was entered on behalf of Gallaher (Dublin) Limited on 11th October, 2000. Beauchamps’ motion to come off record in relation to Matthew Smith has been adjourned to 20th January, 2003. An application brought by Gallaher (Dublin) Limited seeking to collect and preserve medical records of Matthew Smith is listed for hearing on 2nd April, 2003. On 29th January, 2003 Beauchamps were given leave to come off record in the case of Matthew Smith.

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In Broderick et al -v- John Player & Sons Limited et al, in the High Court in Dublin, proceedings were issued on 1st September, 2000 on behalf of four plaintiffs, against a number of Irish tobacco companies claiming damages for personal injury. All four of those plaintiffs were claiming against, inter alia, Gallaher (Dublin) Limited and/or Benson & Hedges Limited. Of these four plaintiffs, only one remains (Joseph Mitchell). The writ was served on 10th October, 2000. An Appearance was entered on behalf of Gallaher (Dublin) Limited and Benson & Hedges Limited on 12th October, 2000. The plaintiff has obtained an order joining the Minister for Health and Children and the Attorney General as defendants. Gallaher (Dublin) Limited and Benson & Hedges Limited have issued a Motion seeking to collect and preserve the medical records of Joseph Mitchell and this is listed for hearing on 2nd April, 2003.

In Kavanagh et al -v- John Player & Sons Limited et al, in the High Court in Dublin, proceedings were issued on 13th October, 2000 on behalf of three plaintiffs against inter alia, Gallaher (Dublin) Limited and Benson & Hedges Limited claiming damages for personal injury. Of these three plaintiffs, only one remains (Eileen Coll). The writ was served on 10th September, 2001. An Appearance was entered on behalf of Gallaher (Dublin) Limited and Benson & Hedges Limited on 11th September, 2001. A Statement of Claim was delivered on 26th November, 2002 on behalf of Eileen Coll. On 30th January, 2003 the defendant’s Motion to Dismiss was adjourned to 13th  February, 2003 to enable the defendant to reply to the Affidavit delivered by Ward & Fitzpatrick on 29th  January, 2003.

In Mallen -v- John Player & Sons Limited et al, in the High Court in Dublin, proceedings were issued on 10th January, 2001 on behalf of Vincent Mallen against inter alia, Gallaher (Dublin) Limited, claiming damages for personal injury. The writ was served on 27th February, 2001. An Appearance was entered on behalf of Gallaher (Dublin) Limited on 28th February, 2001. The plaintiff obtained an order joining the Minister for Health and Children and the Attorney General as defendants. A Statement of Claim was delivered on 14th  June, 2002.

In Doyle et al -v- PJ Carroll & Co Limited et al, in the High Court in Dublin, proceedings were issued on 10th January, 2001 on behalf of five plaintiffs, against a number of Irish tobacco companies claiming damages for personal injury. Four of those plaintiffs were claiming against, inter alia, Gallaher (Dublin) Limited and Benson & Hedges Limited. Of those four plaintiffs, only two remain (Patricia Fennell and Josephine Galvin). The writ was served on 2nd February, 2001. An appearance was entered on behalf of Gallaher (Dublin) Limited and Benson & Hedges Limited on 5th February, 2001. On 16th December, 2002, Beauchamps obtained an order allowing them to come off the record as solicitors for the plaintiff in relation to Patricia Fennell. Benson & Hedges Limited and Gallaher (Dublin) Limited have issued a Motion seeking to collect and preserve the medical records of both plaintiffs which is listed for hearing on 2nd April, 2003. Josephine Galvin’s Motion to join the State as a defendant to the proceedings has been adjourned on consent to 3rd  February, 2003.

In Steenbergen v. Benson & Hedges (Dublin) Limited, in the High Court in Dublin, proceedings were issued on 7th February, 2001 against Benson & Hedges (Dublin) Limited claiming damages for personal injury. The writ was served on 13th March, 2001. An Appearance was entered on behalf of Benson & Hedges (Dublin) Limited on 14th March, 2001.

In Ryan v. Benson & Hedges (Dublin) Limited et al, in the High Court in Dublin, proceedings were issued 7th February, 2001 against, inter alia, Benson & Hedges (Dublin) Limited claiming damages for personal injury. The writ was served on 13th March, 2001. An Appearance was entered on behalf of Benson & Hedges (Dublin) Limited on 14th March, 2001.

In Wainright v. Benson & Hedges (Dublin) Limited et al, in the High Court in Dublin, proceedings were issued on 7th February, 2001 against, inter alia, Benson & Hedges (Dublin) Limited claiming damages for personal injury. The writ was served on 13th March, 2001. An Appearance was entered on behalf of Benson & Hedges (Dublin) Limited on 14th March, 2001.

In Sheehan v. Benson & Hedges (Dublin) Limited et al, in the High Court in Dublin, proceedings were issued on 7th February, 2001 against, inter alia, Benson & Hedges (Dublin) Limited claiming damages for personal injury. The writ was served on 23rd February, 2001. An Appearance was entered on behalf of Benson & Hedges (Dublin) Limited on 26th February, 2001.

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In O’Brien v. Benson & Hedges (Dublin) Limited et al, in the High Court in Dublin, proceedings were issued on 7th February, 2001 against, inter alia, Benson & Hedges (Dublin) Limited claiming damages for personal injury. The writ was served on 13th March, 2001. An Appearance was entered on behalf of Benson & Hedges (Dublin) Limited on 14th March, 2001.

In Smyth v. Benson & Hedges (Dublin) Limited et al, in the High Court in Dublin, proceedings were issued on 7th February, 2001 against, inter alia, Benson & Hedges (Dublin) Limited claiming damages for personal injury. The writ was served on 26th March, 2001. An Appearance was entered on behalf of Benson & Hedges (Dublin) Limited on 27th March, 2001.

In O’Mahony v. Benson & Hedges (Dublin) Limited et al, in the High Court in Dublin, proceedings were issued on 7th February, 2001 against, inter alia, Benson & Hedges (Dublin) Limited claiming damages for personal injury. The writ was served on 13th March, 2001. An Appearance was entered on behalf of Benson & Hedges (Dublin) Limited on 14th March, 2001.

In Croke v. Benson & Hedges (Dublin) Limited et al, in the High Court in Dublin, proceedings were issued on 7th February, 2001 against, inter alia, Benson & Hedges (Dublin) Limited claiming damages for personal injury. The writ has not yet been served. The writ has lapsed and Gallaher is not aware of any application to renew the writ.

In Murray v. Benson & Hedges Limited et al, in the High Court in Dublin, proceedings were issued on 6th June, 2001 on behalf of the plaintiff against, inter alia, Benson & Hedges Limited and Richard Lloyd & Son claiming damages for personal injury. The writ was served on Benson & Hedges Limited on 9th August, 2001. An Appearance was entered on behalf of Benson & Hedges Limited on 14th August, 2001.

In Olohan et al v. John Player & Sons Limited et al, in the High Court in Dublin, proceedings were issued on 4th August, 2001 on behalf of two plaintiffs against a number of Irish tobacco companies, claiming damages for personal injury. One of those plaintiffs, Josephine Whelan (suing in her capacity as personal representative of Joseph Whelan, deceased) is claiming against, inter alia, Benson & Hedges Limited and Gallaher (Dublin) Limited. The writ has lapsed and we are not aware of any application to renew the writ.

In O’Connor et al v. P.J. Carroll & Co. Ltd. et al, in the High Court in Dublin, proceedings were issued on 18th December, 2001 on behalf of three plaintiffs (Margaret O’Connor, John Brosnan, Margaret Browne), against a number of Irish tobacco companies, claiming damages for personal injury. All three plaintiffs are claiming against, inter alia, Gallaher (Dublin) Limited and Benson & Hedges Limited. The writ has lapsed and Gallaher is not aware of any application to renew the writ on behalf of John Brosnan and Margaret Browne. However, a different firm of solicitors appear to have taken over the claim of Margaret O’Connor and served same on Gallaher (Dublin) Ltd. on 10th December, 2002. A Notice of Change of Solicitor is awaited.

In Eagers v P.J. Carroll & Co. Ltd. et al, in the High Court in Dublin, proceedings were issued on 16th October, 2002 on behalf of the plaintiff against, inter alia, Gallaher (Dublin) Limited, claiming damages for personal injury. The writ was served on Gallaher (Dublin) Limited on 2nd December, 2002. An Appearance was entered on behalf of Benson & Hedges Limited on 3rd December, 2002. A Statement of Claim was delivered on 26th November, 2002.

In Croke v. Benson & Hedges (Dublin) Limited et al, in the High Court in Dublin, proceedings were issued on 13th December, 2002 against, inter alia, Benson & Hedges (Dublin) Limited claiming damages for personal injury. The writ has not yet been served.

Since 1997, 139 claims have been discontinued or dismissed against Gallaher Group companies.

Possible Claims

In addition to the actions described in the Litigation Section of this document, from time to time companies within the Group have received a number of letters before action from individuals alleging smoking-related health effects as a result of smoking cigarettes manufactured by companies within the Group. The Group believes that, in the UK, in relation to one or more of these potential claims applications for legal aid may be made.

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Other Litigation

In Saudi Arabia, a former distributor of Gallaher International Limited began a mediation process in 2001 against American Tobacco Company, British American Tobacco and Gallaher International Limited, relating to the termination of a distribution agreement in October 1995 and claiming damages of US$39,750,000. At a mediation hearing in June 2001 Gallaher International Limited rejected the claim against it in its entirety, indication that any proceedings would be vigorously resisted. That position was subsequently confirmed in writing in July 2001. Gallaher International Limited has received no further communication from the mediator since then.

Various Tax Inspectorates of the Russian Federation Ministry of Taxes (the “Tax authorities”) have made various demands for payments allegedly due from the Group subsidiaries, CJSC Liggett-Ducat and its affiliate LD Trading. The Tax authorities assert an entitlement to unpaid taxes, penalties and fines. The facts and matters underlying the claims are complex. In accordance with local procedure the way such claims are determined is through court process. To date, all the challenges that have been made to the claims have been successful. There are further hearings during February and March 2003. At present, it is not possible to quantify the exposure, if any, of Liggett-Ducat and/or LD Trading and whether it may be material.

Recent Developments

On 6th December, 2002, the Issuer issued the following statement:

      “Gallaher confirms that group trading in 2002 has remained in line with management’s expectations, and the Group’s business remains in a strong position going forward.

      United Kingdom

During the period January to October 2002, the UK duty paid market remained stable compared to 2001, assisted by HM Customs’ border controls. On 29th October, 2002, the UK Government announced that the indicative allowance for personal travellers within the EU was being increased to 3,200 cigarettes (from 800 cigarettes) per trip. Initial indications following this announcement demonstrate that there has been an increase in the amount of non-UK duty paid cigarettes being purchased by personal travellers in the EU, and, as such, there may be some negative impact on the size of the UK duty paid market in the near term.

The Government’s announcement also included additional measures for HM Customs to tackle criminal gangs who trade in contraband cigarettes and tobacco. Gallaher believes that these measures will partly offset the impact of the increase in personal allowances in the medium term.

Gallaher expects that its Continental European division will benefit from sales to personal travellers within the EU. At group level, therefore, Gallaher does not expect the increase in personal allowances to have a material impact on group earnings.

Supported by the successful launch of Mayfair Superkings in July 2002, the Group’s share of UK consumer cigarette sales steadily increased during the second half of this year – standing at 38.5% in November 2002.

Gallaher continued to invest incrementally behind its brands during the second half of this year, and will continue to do so until the implementation of the Tobacco Advertising and Promotion Act 2002.

      Continental Europe

The benefits of integrating Gallaher’s existing positions in Continental European markets with those acquired as part of Austria Tabak have continued to feed through during the second half. In the period July to November, total volume sales (excluding volumes manufactured under license and contract) grew by more than 10% over the pro-forma sales in the corresponding period in 2001.

The Group’s leading positions in Austria and Sweden continue to underpin strong volume growth in a selection of markets – ranging from Italy, where Gallaher now has well over 1% of consumer sales (up from 0.3% in 2001), through to Central and Eastern Europe, where volume sales are more than double those in the same period last year.

Following the formation of the joint venture company Reynolds-Gallaher International with R.J. Reynolds, Inc., in July 2002, the brand Reynolds – a new American blend cigarette in a unique ‘slide box’ pack – was launched in the Canary Islands at the end of October. Following a successful distribution drive in this market, it is planned to introduce Reynolds in France, Spain and Italy during 2003.

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The performances of Gallaher’s European distribution operations remain in line with management’s expectations.

As noted above, the Group expects that its EU markets will benefit from sales to UK personal travellers following the change in cross-border indicative allowances, which will partly offset the impact of the allowance change on UK duty paid volume sales.

      Commonwealth of Independent States

Gallaher’s total volume sales in the CIS have continued to grow strongly – cigarette sales increased by over 25% in the period July to November, with good increases recorded across the Group’s three key markets.

In Russia, the higher price sector continues to grow its share of total consumer sales, accounting for 23.2% of the market in the period July to October 2002. Gallaher has commenced significant incremental sales and marketing investment behind its higher priced brands – the second half promotional spend has increased sharply over the first half’s promotional spend – and the Group’s share of the higher price sector has increased to over 3.5%.

The very strong volume sales growth achieved in Kazakhstan and Ukraine has partly offset the increased promotional spend in Russia. In Kazakhstan, Gallaher’s share of consumer sales increased to over 21% in the period July to October, while in Ukraine the Group’s share of consumer sales stood at over 8%.

      Rest of World

Although the total cigarette market in the Republic of Ireland continues to decline (by around 2% in the period January to October 2002), Gallaher’s volume sales have remained broadly level as the Group has increased its share of consumer sales.

The ongoing growth in Gallaher’s volume sales in Asia Pacific in 2002 continues to be led by particularly strong growth in Korea.

The joint project team with the China National Tobacco Corporation – formed in September 2002 – has made good progress in preparing for dual contract manufacture and distribution agreements in China and Russia, and Gallaher remains confident that these agreements will be in place by September 2003.

Gallaher has entered into a conditional agreement to acquire the people, assets and goodwill of the Group’s third party representative agent in China for a not material sum in cash. Application documents have been lodged with the Chinese authorities to establish Gallaher representative offices in Beijing, Shanghai and Guangzhou. Approval of these applications, and completion of the acquisition, are expected by early 2003. Gallaher believes that this expansion of its presence in China will strengthen the Group’s long term prospects in this market.

      FRS 17

Gallaher is moving to accounting for pensions in accordance with FRS 17 (Retirement Benefits) this year. This will lead to a moderate increase in the overall UK pension charge in 2002 (compared to the charge that would have been made if the Group had continued to account for UK pensions in accordance with SSAP 24), and to a change in the ‘face’ of the P & L account – primarily relating to UK EBITA and to the Group’s interest charge. Under SSAP 24, all relevant pension obligations and returns on pension assets are included as a net charge in EBITA. Under FRS 17, service costs are charged to EBITA, while financing items are accounted for in the Group’s interest charge.

      Interest charge

As noted above, Gallaher expects its interest charge in 2002 (and in future years) will gain from an FRS 17 ‘credit’. Excluding the impact of FRS 17, Gallaher’s underlying interest charge continues to benefit from the Group’s strong cash generation.”

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Principal companies within the Group

The Issuer is the holding company of the Group which holds directly or indirectly all the shares in the companies of the Group.

The Guarantor is a wholly-owned direct subsidiary of the Issuer and is an intermediate holding company which holds the shares of certain of the other companies in the Group. It is also the principal operating company within the Group and its main activities are the manufacture and sale of tobacco products, principally cigarettes.

The following table sets forth certain information on the Issuer’s principal direct and indirect subsidiaries as at the date of this Offering Circular.

Name	Country of Incorporation	Shareholding	Principal Business
Gallaher Limited	England & Wales	100%	Manufacture, marketing and distribution of tobacco products in the UK
Benson & Hedges Limited	England & Wales	100%	Ownership of trademarks of tobacco products
Gallaher Asia Limited	Hong Kong	100%	Marketing of tobacco products in Asia
Gallaher Canaries SA	Spain	100%	Marketing and distribution of tobacco products in the Canary Islands
Gallaher (Dublin) Limited	Republic of Ireland	100%	Manufacture, marketing and distribution of tobacco products in the Republic of Ireland
Gallaher France EURL	France	100%	Marketing of tobacco products in France
Gallaher Hellas SA	France	100%	Marketing and distribution of tobacco products in Greece
Gallaher International Limited	England & Wales	100%	Export and marketing of tobacco products outside the UK
Gallaher Italia SRL	Italy	100%	Marketing of tobacco products in Italy
Gallaher Kazakhstan LLC	Kazakhstan	100%	Manufacture, marketing and distribution of tobacco products in Kazakhstan
Gallaher Spain SA	Spain	100%	Marketing of tobacco products in Spain
Liggett-Ducat CJSC	Russia	100%	Manufacture of tobacco products in CIS
Liggett-Ducat LLC	Russia	100%	Marketing and distribution of tobacco products in the CIS
Liggett-Ducat Ukraine	Ukraine	100%	Manufacture, Marketing and distribution of tobacco products in Ukraine
Austria Tabak AG	Austria	100%	Manufacture and Marketing of tobacco products in Austria
Austria Tabak GmbH	Germany	100%	Marketing and distribution of tobacco products in Germany
Austria Tabak International Export GmbH	Austria	100%	Marketing and distribution of tobacco products in eastern Europe, Africa and Asia
Austria Tabak Scandinavia AB	Sweden	100%	Manufacture and marketing of tobacco products in Sweden
Tobaccoland Handels GmbH	Austria	100%	Distribution of tobacco and non-tobacco products in Austria
Tobaccoland Automatengesellschaft MBH & Co. KG	Germany	63.9%	Tobacco and non-tobacco vending operations in Germany

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DIRECTORS OF GALLAHER GROUP PLC

The Directors of the Issuer, their functions within the Group and their principal activities outside the Group are as follows:

Name	Function	Principal activities outside the Group
Executive Directors
Peter Wilson	Chairman	Non-Executive Director of Fortune Brands Inc., Powergen Limited and Somerfield Plc
Nigel Northridge	Chief Executive	Non-Executive Director of Aggreko Plc
Nigel Dunlop	Operations Director	None
Neil England	Commercial Director UK and Republic of Ireland	None
Mark Rolfe	Finance Director	None
Nigel Simon	Commercial Director Continental Europe	None
Non-Executive Directors
Sir Graham Hearne, CBE	Deputy Chairman	Non-Executive Chairman of Enterprise Oil plc and Novar plc
Non-Executive Director of Invensys plc, N. M. Rothschild & Sons Limited and Seascope Shipping Holdings PLC
Alison Carnwath		Non-Executive Director of Isis Equity Partners plc, Man Group plc, Nationwide Building Society and The Vitec Group plc
Richard Delbridge		Non-Executive Director of Balfour Beatty plc, Cazenove Group plc, Egg Plc, Innogy Holdings Plc and Tate & Lyle PLC
John Gildersleeve		Director of Tesco PLC
Non-Executive Director of The Carphone Warehouse Group PLC
Dr Antony Portno, CBE		Non-Executive Director of Wilson Bowden Plc

The business address of each Director is Members Hill, Brooklands Road, Weybridge, Surrey, KT13 0QU (the registered and head office of the Issuer).

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DIRECTORS OF GALLAHER LIMITED

The Directors of the Guarantor, their functions within the Group and their principal activities outside the Group are as follows:

Name	Function	Principal activities outside the Group
Nigel Northridge	Chief Executive	Non-Executive Director of Aggreko Plc
Nigel Dunlop	Operations Director
Neil England	Commercial Director UK and Republic of Ireland
Thomas Keevil	Company Secretary and General Counsel	None
Mark Rolfe	Finance Director	None
Nigel Simon	Commercial Director Continental Europe	None

The business address of each Director is Members Hill, Brooklands Road, Weybridge, Surrey, KT13 0QU (the registered and head office of the Guarantor).

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CAPITALISATION AND INDEBTEDNESS OF GALLAHER GROUP PLC

The following table sets out the unaudited share capital and the consolidated indebtedness of the Issuer as at 30th June, 2002.

As at 30th June, 2002
(£ millions)
Share Capital[1]
Authorised
1,050 million Ordinary Shares of 10p each Issued, allotted and fully paid
650,932,956 Ordinary Shares of 10p each	65.1

Total Share Capital	65.1

Indebtedness
Amounts falling due within one year
Bank loans and overdrafts	203.2
Amounts falling due after more than one year
Bank loans	600.6
4.875% Eurobonds due 2005 (?900,000,000)	583.2
5.750% Eurobonds due 2006 (?750,000,000)	484.5
5.875% Eurobonds due 2008 (?375,000,000)	243.0
6.625% Eurobonds due 2009 (£300,000,000)	300.0
Other loans	188.7

Total Indebtedness	2,603.2

Total Capitalisation and Indebtedness	2,668.3

1.	As at 31st December, 2002, the authorised share capital comprised 1,050 million Ordinary Shares of 10p each of which 651,590,464 were issued, allotted and fully paid.

2.	As at 30th June, 2002, the Group had contingent liabilities for guarantees given in respect of third parties which amounted to £5.6 million (compared to £5.8 million as at 31st December, 2001) and no provision had been made in respect of instances where litigation proceedings, hearings or claims negotiations were pending or threatened against the Group as a result of actions regarding alleged tobacco-related illnesses.

3.	As at 30th June, 2002, all of the Group’s indebtedness was unsecured. Of the total indebtedness of the Issuer, £1,799.4 million was guaranteed by Gallaher Limited. No other indebtedness of the Issuer is guaranteed.

4.	Save as disclosed above, there has been no material change to the capitalisation and indebtedness and guarantees and the contingent liabilities of the Group since 30th June, 2002.

As at 30th June, 2002, cash at bank and in hand amounted to £103.1 million.

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CAPITALISATION AND INDEBTEDNESS OF GALLAHER LIMITED

The following table sets out the audited share capital and the indebtedness of the Guarantor as at 31st  December, 2001.

As at 31st December, 2001
(£ millions)
Share Capital
Authorised, issued, allotted and fully paid
85,056,000 Ordinary Shares of 50p each	42.5
195,000,000 non voting variable rate cumulative preference shares of ?1 each	122.1

Total Share Capital	164.6

Indebtedness
Amounts falling due within one year
Bank loans and overdrafts	133.6
Amounts falling due after more than one year
Bank loans	429.4

Total Indebtedness	563.0

Total Capitalisation and Indebtedness	727.6

1.	As at 31st December, 2001, the Guarantor had contingent liabilities for guarantees given in respect of Group undertakings which amounted to £1,267.3 million, the Guarantor had no contingent liabilities in respect of third parties and no provision had been made in respect of instances where litigation proceedings, hearings or claims negotiations were pending or threatened against the Group as a result of actions regarding alleged tobacco-related illnesses.

2.	As at 31st December, 2001, all indebtedness of the Guarantor was unsecured. Of the total indebtedness of the Guarantor, £544.4 million was guaranteed by the Issuer.

3.	The Issuer issued ?750 million 4.875 per cent. bonds due 2005 on 28th January, 2002 and ?150 million 4.875 per cent. bonds due 2005 on 19th March, 2002. Both of these issues of bonds are guaranteed by the Guarantor.

4.	Save as disclosed above, there has been no material change to the capitalisation and indebtedness, guarantees and contingent liabilities of the Guarantor since 31st December, 2001.

As at 31st December, 2001, cash at bank and in hand amounted to £20.8 million.

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UNITED KINGDOM TAXATION

      The following applies only to persons who are the beneficial owners of Bonds and is a summary of the Issuer’s understanding of current law and practice in the United Kingdom relating to certain aspects of United Kingdom taxation. Some aspects do not apply to certain classes of person (such as dealers and persons connected with the Issuer) to whom special rules may apply. Prospective Bondholders who may be subject to tax in a jurisdiction other than the United Kingdom or who may be unsure as to their tax position should seek their own professional advice.

A.     Interest on the Bonds

1.     Payment of interest on the Bonds

United Kingdom withholding tax (including such withholding or deduction for or on account of tax by issuers, paying agents and collecting agents) was abolished in relation to interest payments made (or, in the case of collecting agents, received) on or after 1st April, 2001 in respect of securities listed on a “recognised stock exchange”, as defined in section 841 of the Income and Corporation Taxes Act 1988 (the “Act”). The London Stock Exchange is a recognised stock exchange. Under an Inland Revenue published practice, securities will be treated as listed on the London Stock Exchange if they are admitted to the Official List by the UK Listing Authority and admitted to trading by the London Stock Exchange. Provided, therefore, that the Bonds remain so listed, interest on the Bonds will be payable without withholding or deduction on account of United Kingdom tax.

Interest on the Bonds may also be paid without withholding or deduction on account of United Kingdom tax where interest on the Bonds is paid to a person who belongs in the United Kingdom and, at the time the payment is made, the Issuer reasonably believes (and any person by or through whom interest on the Bonds is paid reasonably believes) that either:

(a)	the beneficial owner is within the charge to United Kingdom corporation tax as regards the payment of interest; or

(b)	the payment is made to:

(i)	a local authority;

(ii)	a charity (within the meaning of section 506(1) of the Act);

(iii)	the trustees or other persons having the management of a fund entitled to an exemption under section 620(6) of the Act (retirement annuity trust schemes);

(iv)	a person holding investments or deposits for the purposes of a scheme entitled to exemption under section 643(2) of the Act (approved personal pension schemes); or

(c)	the person beneficially entitled to the interest is a partnership each member of which is a person or body mentioned in (a) or (b) above or is one of the other classes of person set out in section 349B(3) and (7) of the Act; or

(d)	the payment is made to:

(i)	the plan manager of a plan, where an individual investing under the plan is entitled to an exemption under section 333 of the Act (personal equity plans and individual saving accounts), and the plan manager receives the payment in respect of investments under the plan;

(ii)	a society or institution with whom tax-exempt special savings accounts (within the meaning of section 326A of the Act) may be held, where the society or institution receives the payment in respect of investments held for the purposes of such accounts, or is made to one of the other classes of exempt bodies or persons set out in section 349B of the Act,

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provided that the Inland Revenue has not given a direction (in circumstances where it has reasonable grounds to believe that it is likely that none of the conditions specified in section 349B of the Act will be satisfied in respect of such payment of interest at the time the payment is made) that the interest should be paid under deduction of tax.

In all other cases, an amount must be withheld from payments of interest on the Bonds on account of United Kingdom income tax at the lower rate (currently 20 per cent.), subject to any direction to the contrary by the Inland Revenue under an applicable double taxation treaty.

Bondholders who are individuals may wish to note that the Inland Revenue has power to obtain information (including the name and address of the beneficial owner of the interest) from any person in the United Kingdom who either pays interest to or receives interest for the benefit of an individual. Information so obtained may, in certain circumstances, be exchanged by the Inland Revenue with the tax authorities of other jurisdictions.

2.     Proposed EU Savings Directive

On 21st January, 2003, the European Council of Economics and Finance Ministers (“ECOFIN”) agreed on proposals under which, with effect from 1st January, 2004, Member States will be required to provide to the tax authorities of another Member State details of payments of interest (or similar income) paid by a person within its jurisdiction to an individual resident in that other Member State, except that, for a transitional period only, Belgium, Luxembourg and Austria will instead be required to operate a withholding system in relation to such payments (the transitional period being related to the conclusion of certain other agreements relating to information exchange with certain other countries). It is expected that the final text of a Directive to implement the proposals will be decided at the ECOFIN meeting in March, 2003.

3.     Further United Kingdom Income Tax Issues

Interest on the Bonds constitutes United Kingdom source income for tax purposes and, as such, may be subject to income tax by direct assessment even where paid without withholding.

However, interest with a United Kingdom source received without deduction or withholding on account of United Kingdom tax will not be chargeable to United Kingdom tax in the hands of a Bondholder (other than certain trustees) who is not resident for tax purposes in the United Kingdom unless that Bondholder carries on a trade, profession or vocation in the United Kingdom through a United Kingdom branch or agency in connection with which the interest is received or to which the Bonds are attributable. There are exemptions for interest received by certain categories of agent (such as some brokers and investment managers). The provisions of an applicable double taxation treaty may also be relevant for such Bondholders.

B.     United Kingdom Corporation Tax Payers

4.	In general, Bondholders which are within the charge to United Kingdom corporation tax will be charged to tax as income on all returns, profits or gains on, and fluctuations in value of, the Bonds (whether attributable to currency fluctuations or otherwise) broadly in accordance with their statutory accounting treatment.

C.     Other United Kingdom Tax Payers

5.     Taxation of Chargeable Gains

The Bonds will constitute “qualifying corporate bonds” within the meaning of section 117 of the Taxation of Chargeable Gains Act 1992. Accordingly, neither a chargeable gain nor an allowable loss will arise on a disposal or redemption of the Bonds for the purposes of United Kingdom taxation of chargeable gains.

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6.     Accrued Income Scheme

The Bonds are likely to constitute variable rate securities for the purposes of the accrued income scheme. On a disposal of Bonds, the amount of interest deemed to have been accrued and received by the disposing Bondholder will be such amount as the Bondholder includes in his tax return as a just and reasonable amount, which may be subject to revision by the Inland Revenue. That amount will be chargeable to tax as income under the rules of the accrued income scheme, if that Bondholder is resident or ordinarily resident in the United Kingdom or carries on a trade in the United Kingdom through a branch or agency to which the Bonds are attributable. The purchaser of such a Bond will not be entitled to any equivalent tax credit under the accrued income scheme to set against the actual interest received by the purchaser in respect of the Bonds (which may therefore be taxable in full).

D.     Stamp Duty and Stamp Duty Reserve Tax (“SDRT”)

7.	No United Kingdom stamp duty or SDRT is payable on a transfer by delivery of the Bonds.

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SUBSCRIPTION AND SALE

      J.P. Morgan Securities Ltd., The Royal Bank of Scotland plc, Barclays Bank PLC, Bayerische Landesbank, Dresdner Bank AG London Branch and HSBC Bank plc (the “Managers”) have, pursuant to a Subscription Agreement (the “Subscription Agreement”) dated 4th February, 2003, jointly and severally agreed to subscribe or procure subscribers for the Bonds at the issue price of 99.121 per cent. of the principal amount of Bonds, less a combined management and underwriting commission of 0.45 per cent. of the principal amount of the Bonds. The Issuer will also reimburse the Managers in respect of certain of their expenses. The Subscription Agreement may be terminated in certain circumstances prior to payment to the Issuer.

United States of America

      The Bonds have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons, except in certain transactions exempt from the registration requirements of the Securities Act.

      The Bonds are subject to U.S. tax law requirements and may not be offered, sold or delivered within the United Sates or its possessions or to a United States person, except in certain transactions permitted by U.S. tax regulations. Terms used in this paragraph have the meanings given to them by U.S. Internal Revenue Code of 1986 and regulations thereunder.

      Each Manager has agreed that, except as permitted by the Subscription Agreement, it will not offer, sell or deliver the Bonds, (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering of the Bonds and the date of issue of the Bonds, within the United States or to, or for the account or benefit of U.S. persons and it will have sent to each dealer to which it sells any Bonds during the distribution compliance period a confirmation or other notice setting forth the restrictions on offers and sales of the Bonds within the United States or to, or for the account or benefit of, U.S. persons. Terms used in this paragraph have the meanings given to them by Regulation S under the Securities Act.

      In addition, until 40 days after the commencement of the offering of the Bonds, an offer or sale of Bonds within the United States by any dealer that is not participating in the offering may violate the registration requirements of the Securities Act.

United Kingdom

      Each of the Managers has represented and agreed that:

(i)	it has not offered or sold and will not offer or sell any Bonds to persons in the United Kingdom prior to admission of the Bonds to listing in accordance with Part VI of the FSMA except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (as amended) or the FSMA;

(ii)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue of the Bonds in circumstances in which section 21(1) of the FSMA does not apply to the Issuer or the Guarantor; and

(iii)	it has complied and will comply with all applicable provisions of the FSMA (and all rules and regulations made pursuant to the FSMA) with respect to anything done by it in relation to the Bonds in, from or otherwise involving the United Kingdom.

General

      Each Manager has agreed that it will (to the best of its knowledge and belief) comply with all applicable securities laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers the Bonds or possesses or distributes this Offering Circular and will obtain any consent, approval or permission required by it for the purchase, offer, sale or delivery by it of Bonds under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers, sales or deliveries and none of the Issuer, the Guarantor and any other Manager shall have any responsibility therefor.

      None of the Issuer, the Guarantor and any of the Managers has represented that Bonds may at any time lawfully be sold in compliance with any applicable registration or other requirements in any jurisdiction, or pursuant to any exemption available thereunder, or assumes any responsibility for facilitating any such sale.

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GENERAL INFORMATION

1.	It is expected that admission of the Bonds to the Official List will become effective on or about 6th February, 2003, subject only to the issue of the Temporary Global Bond.

2.	The Bonds have been accepted for clearance through Clearstream, Luxembourg and Euroclear. The ISIN for this issue is XS0161361828 and the Common Code is 016136182.

3.	The consolidated accounts of the Group in respect of the three years ended 31st December, 2001 and the unconsolidated accounts of the Guarantor in respect of the three years ended 31st December, 2001 (all of which received an unqualified audit opinion and none of which contained a statement under section 237(2) or (3) of the Companies Act 1985) have been delivered to the Registrar of Companies in England and Wales. PricewaterhouseCoopers, Chartered Accountants, of 1 Embankment Place, London WC2N 6NN were auditors to the Group and to the Guarantor in respect of these periods.

4.	Save as disclosed on pages 23 to 29 of this Offering Circular, none of the Issuer and its subsidiaries or the Guarantor and its subsidiaries (the “Guarantor Group”) is or has been involved in any legal or arbitration proceedings (including any proceedings which are pending or threatened of which the Issuer or the Guarantor is aware) which may have or have had in the 12 months preceding the date of this document a significant effect on the consolidated financial position of the Group or the Guarantor Group.

5.	Save as disclosed in this document, there has been no significant change in the financial or trading position of the Issuer or the Group since 30th June, 2002, there has been no significant change in the financial or trading position of the Guarantor since 31st December, 2001 and there has been no material adverse change in the financial position or prospects of the Issuer, the Guarantor or the Group since 31st December, 2001.

6.	Copies of the following documents will be available for inspection during normal business hours on any weekday (Saturdays, Sundays and public holidays excepted) at the registered office of the Issuer and at the offices of the Principal Paying Agent for 14 days from the date hereof:

(a)	the Memorandum and Articles of Association of the Issuer and the Guarantor;

(b)	the published audited consolidated accounts of the Group for the two financial years ended 31st December, 2001 and 31st December, 2000 and the interim consolidated accounts of the Group for the six-months ended 30th June, 2002;

(c)	the published audited non-consolidated accounts of the Guarantor for the two financial years ended 31st December, 2001 and 31st December, 2000;

(d)	drafts (subject to modification) of the Trust Deed and the Agency Agreement; and

(e)	the Subscription Agreement.

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REGISTERED OFFICE OF THE ISSUER AND THE GUARANTOR

Members Hill
Brooklands Road
Weybridge
Surrey KT13 OQU
TRUSTEE

HSBC Trustee (C.I.) Limited
1 Grenville Street
St Helier
Jersey JE4 9PF
Channel Islands
PRINCIPAL PAYING AGENT

HSBC Bank plc
Mariner House
Pepys Street
London EC3N 4DA
PAYING AGENT

Dexia Banque Internationale à Luxembourg S.A.
69 route d’Esch
L-2953 Luxembourg
AUDITORS OF THE ISSUER AND THE GUARANTOR

PricewaterhouseCoopers
1 Embankment Place
London WC2N 6NN
LEGAL ADVISERS

To the Issuer Simmons & Simmons CityPoint One Ropemaker Street London EC2Y 9SS	To the Managers and the Trustee Allen & Overy One New Change London EC4M 9QQ

AUTHORISED ADVISER

The Royal Bank of Scotland plc
135 Bishopsgate
London EC2M 3UR